                                                                    Exhibit 10.1

                           ASSET PURCHASE AGREEMENT


===============================================================================


                           ASSET PURCHASE AGREEMENT

                                    Between

                        PENDLETON FLOUR MILLS, L.L.C.,
                                 (as "Buyer"),
                                      and
              FISHER MILLS INC., FISHER MILLS - BLACKFOOT L.L.C.,
                                      and

                            FISHER PROPERTIES INC.

                                (as "Sellers")

                            _______________________
                                March 16, 2001

                            _______________________


================================================================================

                               TABLE OF CONTENTS

                                                                          Page
SECTION 1 - SALE AND PURCHASE OF ASSETS; LIABILITIES.....................   2

1.1         Purchase and Sale............................................   2
1.2         Excluded Assets..............................................   4
1.3         Liabilities Assumed by Buyer.................................   4
1.4         Liabilities Not Assumed by the Buyer.........................   4
1.5         Purchase Price...............................................   5
1.6         Allocation of the Purchase Price.............................   6
1.7         Prorations and Other Costs...................................   7
1.8         Closing......................................................   8
1.9         Guaranty.....................................................   8

SECTION 2 - REPRESENTATIONS AND WARRANTIES OF SELLERS....................   8

2.1         Organization and Qualification...............................   8
2.2         Authority to Execute and Perform Agreements..................   8
2.3         Financial Statements.........................................   9
2.4         Title to Assets; Liens.......................................   9
2.5         Completeness of Assets.......................................   9
2.6         No Material Adverse Change...................................  10
2.7         Tax Matters..................................................  12
2.8         Compliance with Laws; Permits................................  13
2.9         Consents; No Breach..........................................  13
2.10        Actions and Proceedings......................................  13
2.11        Contracts and Other Agreements...............................  14
2.12        Real Property................................................  14
2.13        Accounts Receivable..........................................  15
2.14        Inventory....................................................  15
2.15        Personal Property............................................  16
2.16        Intellectual Property........................................  16
2.17        Employee Benefit Plans.......................................  17
2.18        Labor Matters................................................  19
2.19        Employees....................................................  19
2.20        Insurance....................................................  20
2.21        Brokerage....................................................  20
2.22        Hazardous Materials..........................................  20
2.23        Environmental Compliance.....................................  20
2.24        Product Recalls and Withdrawals..............................  21
2.25        Customers and Suppliers......................................  21
2.26        Restrictions on Business.....................................  21
2.27        Accuracy and Completeness of Representations and Warranties..  22

SECTION 3 - REPRESENTATIONS AND WARRANTIES OF BUYER......................  22

3.1         Organization.................................................  22

                                                                          Page
3.2         Authority to Execute and Perform Agreements..................  22
3.3         Brokerage....................................................  22
3.4         Actions and Proceedings......................................  22
3.5         Consents; No Breach..........................................  22
3.6         No Financing.................................................  23

SECTION 4 - COVENANTS AND AGREEMENTS.....................................  23

4.1         Conduct of Milling Division Business.........................  23
4.2         Continued Effectiveness of Representations and Warranties....  24
4.3         Taxes........................................................  24
4.4         Access and Investigations....................................  25
4.5         Expenses.....................................................  25
4.6         Assignability................................................  25
4.7         Consummation of Agreement....................................  26
4.8         Collection of Assets.........................................  26
4.9         License to Use "Fisher" Name.................................  26
4.10        No Solicitation..............................................  27
4.11        Maintenance of Seller Records................................  27
4.12        Employees....................................................  27
4.13        Seattle Mill Warehouse and Equipment Lease...................  28
4.14        Portland Lease...............................................  28
4.15        Information Systems Service Contract.........................  28
4.16        HSR Filings..................................................  29
4.17        Title Insurance..............................................  29
4.18        Environmental Indemnity......................................  30
4.19        Further Assurances...........................................  31
4.20        Financial Statements.........................................  31
4.21        Post-Closing Matters.........................................  31
4.22        Seattle Mill Earthquake Repairs..............................  31

SECTION 5 - CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER.............  32

5.1         Representations, Warranties and Covenants....................  32
5.2         Third Party Consents.........................................  32
5.3         Opinion of Counsel to Seller.................................  33
5.4         Litigation...................................................  33
5.5         Secretary's Certificate......................................  33
5.6         Instruments of Transfer......................................  33
5.7         Other Agreements.............................................  33
5.8         Real Estate Matters..........................................  33
5.9         No Material Adverse Change...................................  33
5.10        HSR Act......................................................  33
5.11        DNR Lease....................................................  34

SECTION 6 - CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLERS...........  34

6.1         Representations, Warranties and Covenants....................  34
6.2         Secretary's Certificate of Buyer.............................  34
6.3         Litigation...................................................  34

                                                                          Page
6.4         Lease and Service Contract...................................  34
6.5         Assumption Agreement.........................................  34
6.6         HSR Act......................................................  34
6.7         Approval by Fisher Board.....................................  34

SECTION 7 - SURVIVAL; INDEMNIFICATION....................................  35

7.1         Indemnification by Seller....................................  35
7.2         Indemnification by Buyer.....................................  35
7.3         Claims for Indemnification...................................  35
7.4         Defense by Indemnifying Party................................  35
7.5         Expiration of Indemnification Obligations....................  36
7.6         Thresholds...................................................  37
7.7         Limitation...................................................  37
7.8         Reduction of Indemnity Payments..............................  37

SECTION 8 - TERMINATION OF AGREEMENT.....................................  37

8.1         Termination..................................................  37
8.2         Effect of Termination........................................  38

SECTION 9 - MISCELLANEOUS................................................  38

9.1         Publicity....................................................  38
9.2         Notices......................................................  38
9.3         Entire Agreement.............................................  39
9.4         Waivers and Amendments; Non-Contractual Remedies;
            Preservation of Remedies.....................................  39
9.5         Governing Law; Attorneys' Fees; Jurisdiction/Venue...........  39
9.6         Binding Effect; No Assignment................................  40
9.7         Variations in Pronouns.......................................  40
9.8         Counterparts.................................................  40
9.9         Exhibits and Schedules.......................................  40
9.10        Headings.....................................................  40
9.11        Definitions..................................................  40

                             EXHIBITS AND SCHEDULES

Exhibits
--------

Exhibit 1.9          Guaranty of Fisher
Exhibit 4.13         Seattle Warehouse Lease
Exhibit 4.14         Portland Lease
Exhibit 4.15         IS Services Contract
Exhibit 4.18         Legal Description of the Site
Exhibit 5.3          Form of Opinion of Graham & Dunn PC
Exhibit 5.6          Instruments of Conveyance
Exhibit 6.5          Assignment and Assumption Agreement



Schedules
---------

Schedule 1.1(a)      Real Property
Schedule 1.1(b)      Personal Property
Schedule 1.1(c)      Permits
Schedule 1.1(d)      Other Contracts and Rights
Schedule 1.1(e)      Intellectual Property
Schedule 1.2         Excluded Assets
Schedule 1.3(b)      Assumed Contracts
Schedule 1.5(b)      Working Capital
Schedule 2.1(a)      Foreign Qualification - FMI
Schedule 2.1(b)      Foreign Qualification - LLC
Schedule 2.3(a)      Exceptions to Annual Financial Statements
Schedule 2.3(b)      Undisclosed Liabilities; Material Services Provided by
                     Fisher
Schedule 2.4         Liens
Schedule 2.5         Completeness of Assets
Schedule 2.6         Material Adverse Change
Schedule 2.7         Taxes
Schedule 2.8         Compliance with Laws
Schedule 2.9         Required Consents; No Breach
Schedule 2.12(c)     Surveys
Schedule 2.13        Accounts Receivable
Schedule 2.15        Personal Property Exceptions
Schedule 2.17        Employee Benefit Plans
Schedule 2.17(a)     Exceptions to Employee Benefit Plans
Schedule 2.17(f)     Employee Benefit Plan Payments/Benefits Triggered by Sale
Schedule 2.17(h)     Multiemployer Plan Contributions/Liabilities
Schedule 2.18(a)     Pending/Threatened Labor Matters
Schedule 2.18(b)     Collective Bargaining Agreements
Schedule 2.19        Employees
Schedule 2.25        Customers and Suppliers
Schedule 4.22        Earthquake and Manson Report Repairs

                           ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into
                                          ---------
as of March 16, 2001, by and among Pendleton Flour Mills, L.L.C., an Oregon limited liability company ("Buyer"), Fisher Mills Inc., a Washington corporation
                            -----
("FMI"), Fisher Mills --Blackfoot L.L.C., a Washington limited liability company
  ---
(the "LLC") and Fisher Properties Inc., a Washington corporation ("FPI"), (FMI,
      ---                                                          ---
the LLC and FPI each being a "Seller" and together, the "Sellers").
                              ------                     -------

                                   RECITALS

     A. FMI is engaged in the business of (i) milling flour and (ii) distributing bakery products. FMI is a wholly owned subsidiary of Fisher Communications, Inc. (formerly Fisher Companies Inc.) ("Fisher") and conducts
                                                        ------
flour milling operations in Seattle, Washington (the "Seattle Mill").  FMI also
                                                      ------------
owns (i) a milling facility (the "Portland Mill") and the Portland Milling
                                  -------------
Equipment (defined in Section 9.11) located within FMI's distribution center in Portland, Oregon (the "Portland Distribution Center"), and (ii) certain flour
                       ----------------------------
milling equipment (the "Modesto Milling Equipment") that is located within FMI's
                        -------------------------
leased Modesto, California facility (the "Modesto Mill").
                                          ------------

     B. The LLC is engaged in the business of milling flour and conducts its operations at a milling facility located in Blackfoot, Idaho (the "Blackfoot
                                                                   ---------
Mill").  FMI owns a 99% membership interest in the LLC, and Fisher owns a 1%
----
membership interest in the LLC. Each of the Seattle Mill, the Modesto Mill, the Modesto Milling Equipment, the Portland Mill, the Portland Milling Equipment and the Blackfoot Mill are referred to in this Agreement as a "Mill" and
                                                           ----
collectively as the "Mills."
                     -----

     C. FMI's flour milling business division and the LLC are referred to in this Agreement collectively as the "Milling Division." The Milling Division is
                                    ----------------
a separate business division from the distribution operations that FMI conducts, which are referred to in this Agreement as the "Distribution Division."
                                                ---------------------

     D. FPI is engaged in the business of owning and managing commercial real property and is a wholly owned subsidiary of Fisher. FPI owns certain real property located adjacent to the Seattle Mill that is used as a parking lot for employees of the Milling Division (the "Seattle Parking Lot"), and Lots 9 and 10
                                        -------------------
(as defined in Section 9.11). Pursuant to terms of an agreement with the City of Seattle regarding the vacation of Chelan Avenue Southwest, FPI will transfer Lots 9 and 10 to the City of Seattle and the City of Seattle will, by ordinance of the Seattle City Council, vacate a portion of Chelan Avenue Southwest (as defined in Section 9.11) (the "Chelan Avenue Vacation Agreement"). FPI also
                               --------------------------------
owns an easement for the maintenance, modification, reconstruction and operation of a railroad yard and connecting tracks over portions of Lots 14 and 15 in Block 406 of Seattle Tidelands (the "Railroad Easement"). FPI is a party to
                                     -----------------
this Agreement solely for the purpose of selling the Seattle Parking Lot, transferring its rights under the Chelan Avenue Vacation Agreement and the Railroad Easement pursuant to the terms hereof, and for purposes of this Agreement, the Seattle Parking Lot, Lots 9 and 10, the Chelan Avenue Vacation Agreement and the Railroad Easement constitute assets of the Milling Division.

     E. The Milling Division uses certain transload facilities located in the Portland Distribution Center ("the Portland Transload") and in the Distribution
                                   ------------------
Division's leased operating facility in Rancho Cucamonga, California (the "Rancho Distribution Center"). The Portland Distribution Center and Rancho
---------------------------
Distribution Center comprise Distribution Division assets, which are not being sold pursuant to this Agreement; nonetheless, Buyer will acquire from FMI, as part of the transactions contemplated by this Agreement, the Portland Milling Equipment and the right to lease the Portland Transload and related space in the Portland Distribution Center.

     F. FMI and the LLC wish to sell to Buyer, and Buyer wishes to purchase from FMI and the LLC, substantially all of the assets, properties and rights held in connection with the business and operations of the Milling Division other than the Excluded Assets (as hereinafter defined), and Buyer has agreed to assume certain liabilities of the Seattle Mill and the Blackfoot Mill, all for the purchase price and upon the terms and subject to the conditions set forth in this Agreement. FPI wishes to sell to Buyer, and Buyer wishes to purchase from FPI, the Seattle Parking Lot, Lots 9 and 10, FPI's rights under the Chelan Avenue Vacation Agreement, and the Railroad Easement, for the Purchase Price and upon the terms and conditions set forth in this Agreement. It is anticipated that by separate agreements and to separate third party purchasers: (1) FMI will sell the Distribution Division; and (2) FMI will sell the transload assets at the Rancho Distribution Center.

                                   AGREEMENT

     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants set forth below, the parties hereby agree as follows:

            SECTION 1 - SALE AND PURCHASE OF ASSETS; LIABILITIES

     1.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall acquire, accept and purchase from Sellers, all of Sellers' right, title and interest in all assets, properties and rights (except for Excluded Assets), whether tangible or intangible, whether real, personal or mixed, and wherever located, used or usable in the operation of the Milling Division (such assets, properties and rights described in this
Section 1.1 are referred to collectively as the "Purchased Assets"), including:
                                                 ----------------

          (a) The rights, titles and interests in, to or under all real property and leases of, and other interests in, the real property used in the operation of the Milling Division and set forth on Schedule 1.1(a) (including
                                                   ---------------
without limitation the aquatic lands leased from the Washington State Department of Natural Resources, the Seattle Parking Lot, Lots 9 and 10, and the property covered by the Railroad Easement), in each case together with all buildings, structures, fixtures and other improvements actually or constructively attached thereto and all other rights, privileges and easements appurtenant thereto (the "Real Property");
 -------------

          (b) The machinery, rolling stock, equipment, computers, furniture, furnishings, motor vehicles, all spare parts, and supplies, all raw materials, work-in-progress, finished goods inventories, and all other personal property of every kind and character, including replacements and additions occurring after the date of this Agreement through the Closing, as set forth on Schedule 1.1(b) (the "Personal Property");
                             --------------        -----------------

          (c) The licenses, authorizations, permits or approvals issued by any Governmental Authority (defined in Section 9.11) and associated with the operation of the Milling Division, or with the development or use of any real property used in the operation of the Milling Division, and all pending applications and subsequently issued licenses, authorizations, permits or approvals with respect to the Milling Division, as set forth on Schedule 1.1(c)
                                                                ---------------
(the "Permits");
      -------

          (d) The Contracts or other rights of Sellers not listed elsewhere in this Section 1.1 and which are used in the operation of the Milling Division (other than such Contracts relating to the Excluded Assets), including, without limitation, the Chelan Avenue Vacation Agreement, the Railroad Easement, all leases of personal property, operating agreements, and all amendments, extensions, renewals, substitutions and replacements of, and additions to, such Contracts and other rights as may be entered into by any Seller from the date of this Agreement through the Closing in accordance with the terms of this Agreement, as set forth on Schedule 1.1(d);
                           ---------------

          (e) The trademarks, service marks and trade names used in the operation of the Milling Division, including brand names of the flour products produced by the Milling Division (excluding the name "Sol Brillante," which is an asset of the Distribution Division), as set forth on Schedule 1.1(e) and
                                                        ---------------
other intellectual property used in the operation of the Milling Division, including without limitation (i) all software and all information technology systems, including the information technology system shared by the Milling Division and the Distribution Division that will be leased back by Buyer to FMI pursuant to the IS Service Contract described in Section 4.15; (ii) except for any Fisher Marks, all works subject to copyright, patents, trademarks, and Internet domain names used or usable in the operation of the Milling Division,
(iii) the telephone numbers, customer lists, advertising and marketing programs and plans, referral relationships, business information and software currently used by Sellers in connection with the Milling Division and (iv) except for any Fisher Marks, any pending applications, registrations, extensions and renewals for any of the foregoing, and any and all additions to any of the foregoing acquired from the date hereof through the Closing (collectively, including the rights granted pursuant to Section 4.9, the "Intellectual Property");
                                             ---------------------
provided, that after Closing, no such marks, trade names or brand names may include the term "Fisher" except as specifically provided in Section 4.9 (such prohibited names, marks or other identifiers, including the Fisher "flag" logo and "bug" logo, being "Fisher Marks");
                       ------------

          (f) The books, records and files of FMI and the LLC relating to the Milling Division that are located on the premises of the Mills, exclusive of corporate records, tax returns and supporting tax documents, and historical archives of FMI or the LLC;

          (g) The books, records and files of FPI relating solely to the Seattle Parking Lot, Lots 9 and 10, the Chelan Avenue Vacation Agreement and the Railroad Easement;

          (h) The goodwill attributable to the Milling Division and the Intellectual Property; and

          (i) All telephone numbers and unexpired advertisements (e.g., Yellow Page advertisements) of the Milling Division.

     1.2 Excluded Assets. Notwithstanding anything contained in Section 1.1 to the contrary, Sellers are not selling, and Buyer is not purchasing, any of the following assets, properties or rights, all of which shall be retained by Sellers (the "Excluded Assets"):
              ---------------

          (a) All assets, properties and rights owned or held by any of the Sellers that are used or useable primarily in connection with the operation of the Distribution Division;

          (b)  The transload facilities located in the Rancho Distribution
Center;

          (c) All assets, properties and rights owned or held by FPI other than the Seattle Parking Lot, Lots 9 and 10, the Chelan Street Vacation Agreement and the Railroad Easement;

          (d) The name "Sol Brillante" and the Fisher Marks and all licenses held or granted by any Seller for use of the Fisher Marks, including the license for the tradename "Fisher Scones," except as specifically authorized by Section
4.9 ;

          (e) All books and records of each Seller that pertain to such Seller's corporate existence or capitalization, and in the case of FPI, all books and records other than those that specifically pertain to the Seattle Parking Lot, Lots 9 and 10, the Chelan Street Vacation Agreement and the Railroad Easement; and

          (f)  Those assets listed on Schedule 1.2.
                                      ------------

     1.3 Liabilities Assumed by Buyer. On the Closing Date, Buyer shall assume and agree to pay and perform, in accordance with their respective terms, only the following obligations and liabilities of the Sellers (the "Assumed
                                                               -------
Liabilities"):
-----------

          (a) those current liabilities and accrued expenses of FMI or the LLC as of the Closing Date, included in the calculation of Working Capital and arising in the ordinary course of business or in connection with the transactions contemplated by this Agreement; and

          (b) those obligations of FMI or the LLC arising after the Closing Date with respect to the Contracts set forth on Schedule 1.3(b) (the "Assumed
                                             -----------------        -------
Contracts").
---------

     1.4 Liabilities Not Assumed by the Buyer. Notwithstanding any schedule or exhibit to this Agreement and regardless of any disclosure to the Buyer, Buyer shall not assume, nor shall Buyer be obligated to pay, perform or discharge, any debt, liability, obligation or commitment of Sellers or relating to the Purchased Assets (the "Excluded Liabilities"), other than the Assumed
                       --------------------
Liabilities. Without limiting the generality of the immediately foregoing sentence, Buyer shall not be deemed by anything contained in this Agreement or otherwise to have assumed any of the following (each of which is an Excluded Liability):

          (a)  Bank debt of any Seller;

          (b)  Inter-company obligations of any Seller;

          (c) Any liability of Sellers for taxes with respect to any period or partial period ending on or prior to the Closing Date;

          (d) Liability or responsibility for Environmental conditions at the Site (as defined in Section 4.18(a) as such conditions exist on the Closing Date; and

          (e) Except as otherwise specifically provided in Section 4.18, the Milling Division's liabilities under the Consent Decree and the PRP Agreement (each, as defined in Section 4.18(a)).

     1.5  Purchase Price.

          (a) Amount. In consideration of the sale of the Purchased Assets by Sellers to Buyer and the assumption by Buyer of the Assumed Liabilities, and subject to the satisfaction of all conditions set forth herein, Buyer shall pay, deliver or cause to be delivered to Sellers:

               (i) On the Closing Date, Thirty-One Million Dollars ($31,000,000) (the "Base Purchase Price"); plus
                    -------------

               (ii) The amount of Working Capital (Estimated Working Capital payable on the Closing Date in accordance with Section 1.5(b)(i), subject to adjustment as provided in Section 1.5(b)) (the Base Purchase Price plus the Working Capital will equal the "Purchase Price");
                                --------------

               (iii) The Purchase Price shall be payable at Closing by wire transfer of immediately available funds.

          (b)  Purchase Price Adjustment.

               (i) The Base Purchase Price will be increased or decreased by a Working Capital adjustment equal to the difference between the Milling Division's Working Capital as shown on the Preliminary Settlement Statement and on the Closing Settlement Statement. "Working Capital" shall mean the Milling
                                      ---------------
Division's receivables, inventory and prepaid expenses applicable to Buyer relating to the operating of the Milling Division, less the Assumed Liabilities described in Section 1.3(a) and shall be prepared as shown on Schedule 1.5(b).
                                                              ---------------
The "Preliminary Settlement Statement" shall be the Estimated Working Capital of
     --------------------------------
the Milling Division, as of April 30, 2001, prepared by FMI (after good faith consultation with Buyer and Arthur Anderson LLP, accountants for Buyer) and delivered to Buyer five (5) Business Days prior to Closing. The Base Purchase Price shall be increased at Closing by the amount of the Estimated Working Capital shown on the Preliminary Settlement Statement.

               (ii) Within forty-five (45) days after the Closing Date, FMI shall prepare and deliver to Buyer a settlement statement of the Milling Division as of the Closing Date setting forth the Working Capital (the "Closing
                                                                        -------
Settlement Statement"). The inventory reflected in the Closing Settlement
--------------------
Statement shall be based on a physical count as of 12:01 AM
on May 1, 2001, in which both Buyer and Seller's representatives shall participate. The items on the Preliminary Settlement Statement and on the Closing Settlement Statement shall be prepared on a basis consistent with the preparation of those items on the Base Balance Sheet. If, within twenty (20) days after receipt of the Closing Settlement Statement, Buyer determines that there are inaccuracies in the Closing Settlement Statement, Buyer shall so notify Sellers and Buyer and Sellers, and their respective accountants, shall use their best efforts to resolve any such inaccuracies and reach agreement on a final Closing Settlement Statement. If, within thirty (30) days following such notice, Buyer and Sellers have been unable to reach agreement, Buyer and Sellers agree to submit such issues to an independent accounting firm of national reputation (the "Neutral Accountant") mutually agreeable to the parties. In such
                 ------------------
event, (i) each party will furnish to the Neutral Accountant such workpapers and other documents and information relating to the disputed issues as the Neutral Accountant may request and are available to that party (or its independent public accountants), and will be afforded the opportunity to present to the Neutral Accountant any material relating to the determination and to discuss the determination with the Neutral Accountant; (ii) the determination of the final Closing Settlement Statement by the Neutral Accountant, as set forth in a notice delivered to both parties by the Neutral Accountant, will be binding and conclusive on the parties; and (iii) the parties agree to share equally the fees and disbursements of the Neutral Accountant. The parties shall direct the Neutral Accountant to use its best efforts to render a determination within forty-five (45) days.

               (iii) Sellers and Buyer shall fully cooperate in providing access to their respective accountants and the Neutral Accountant, accounting records and other information to the extent reasonably necessary for preparation of the Closing Settlement Statement and the review thereof.

               (iv) In the event the Working Capital as shown on the Closing Settlement Statement, subject to any adjustment under this Section, is more than the Estimated Working Capital as shown on the Preliminary Settlement Statement, the Purchase Price shall be increased dollar for dollar by such difference and the amount thereof shall be paid in cash or wire transfer of immediately available funds by Buyer to Sellers within five (5) days after Buyer's receipt of the Closing Settlement Statement or, if Buyer disputes the accuracy of the Closing Settlement Statement, then within five (5) days after the determination by the Neutral Accountant. In the event the Working Capital as shown on the Closing Settlement Statement, subject to any adjustment under this Section, is less than the Working Capital as shown on the Preliminary Settlement Statement, the Purchase Price shall be reduced dollar for dollar by such difference and Sellers shall pay to Buyer the amount thereof in cash or wire transfer of immediately available funds within five (5) days after Buyer's receipt of the Closing Settlement Statement or, if Buyer disputes the accuracy of the Closing Settlement Statement, then within five (5) days after the determination by the Neutral Accountant.

     1.6 Allocation of the Purchase Price. Within twenty (20) days following execution of this Agreement, Buyer shall provide FMI with a statement setting forth the allocation of the Purchase Price among the Purchased Assets. FMI shall have ten (10) days after receipt to accept the statement or to propose changes. If FMI provides no notice of proposed changes within the ten-day period, the allocations set forth in the statement shall be deemed conclusive and the statement shall be the Certificate of Allocation. If Buyer accepts any proposed changes, the modified statement shall be the Certificate of Allocation. If the parties cannot agree on the allocation within twenty (20) days of Buyer's receipt of FMI's proposed changes, either party can submit the issue to the Neutral Accountant, and such firm's determination shall be final and binding on the parties. Each party agrees to file all elections and returns required or desirable under applicable federal, state and local Tax laws in accordance with the allocations reflected in the Certificate of Allocation.

     1.7  Prorations and Other Costs.

          (a) Transfer and Conveyance Taxes. Sellers shall be responsible for the payment and remittance of all state and local transfer and similar Taxes and registration fees applicable to Buyer's purchase from Seller of Real Property. Such payment shall be based upon an allocation agreed upon by Sellers and Buyer prior to Closing. Sellers shall bear all state or local transfer Taxes arising from the transactions contemplated by this Agreement, other than state or local sales or use taxes levied on the transfer of any personal property Purchased Assets, if any, which shall be borne by Buyer. The Tax Returns required by reason of said transfer shall be timely prepared and filed by the party normally obligated by law or regulation to make such filing. The parties agree to cooperate with each other in connection with the preparation and filing of such Tax Returns, in obtaining all available exemptions from such Taxes, and in timely providing each other with resale certificates and any other documents necessary to satisfy any such exemptions.

          (b) Prorations. In addition to any other adjustments or prorations provided for herein, there shall be adjustments and/or prorations as follows:

               (i) Personal property Taxes and real property Taxes of Sellers relating to the Purchased Assets which are due and payable in the tax year in which the Closing occurs and installments of special assessments of Ad valorem taxes on the Purchased Assets, including personal property taxes, and assessments due and payable on or with respect to the Purchased Assets, shall be prorated as of close of business on the Closing Date. If the tax rate for the current year is not established by Closing, the proration of taxes shall be based upon the tax rate for the preceding year applied to the latest assessed evaluation; and any adjustments required by reason of a change of said assessed evaluation or applicable tax rate shall be made in cash between Buyer and Seller within ten (10) days after the tax rate for the current year is determined.

               (ii) Charges and payments of Sellers due and payable with respect to a period in which the Closing occurs under Assumed Contracts (including leases) to which a Seller is a party or by which any of the Purchased Assets are bound based on performance over a period of time that are included, or the claims, rights and benefits of Sellers under which are included, in the Purchased Assets shall be prorated between Sellers and Buyer at the Closing (based on the number of days in the period occurring before, and on or after, the Closing Date).

               (iii) Sellers and Buyer will use their best efforts so that all providers of utility services to the Real Property of Sellers will bill Sellers for all costs incurred up to but not including the Closing Date and will bill Buyer for all costs incurred on or after the Closing Date. To the extent necessary, there will be such prorations between Sellers and Buyer at the Closing respecting such utility costs as are equitable. In the event of any such utility prorations, Buyer and Sellers shall read the applicable meters, if any, and make a written report of each respective reading as of the Closing Date. Notwithstanding anything to the contrary contained above in this paragraph, Sellers shall be responsible for all costs of utility services to the Real Property incurred up to but not including the Closing Date. Should the costs for such period be different from the sum of the utility prorations made at the Closing, Sellers shall promptly reimburse the Buyer for an overpayment made by Buyer, or Buyer shall promptly reimburse Sellers for any overpayment made by Seller, as appropriate.

     1.8 Closing. The closing of the sale and purchase of the transactions contemplated hereby (the "Closing"), shall take place at the offices of Seller's
                          -------
counsel, Graham & Dunn PC, at 10:00 a.m., local time, on April 30, 2001, and shall be deemed effective at 12:01 a.m. on May 1, 2001. The date on which the Closing occurs shall hereinafter be referred to as the "Closing Date."
                                                        ------------

     1.9 Guaranty. All of the obligations of Sellers hereunder are subject to the guaranty of Fisher executed and delivered as of the date hereof and in the form of Exhibit 1.9 hereof (the "Fisher Guaranty"). The Fisher Guaranty shall
        -----------              ---------------
survive Closing.

            SECTION 2  - REPRESENTATIONS AND WARRANTIES OF SELLERS

     Sellers jointly and severally represent and warrant to Buyer as follows:

     2.1  Organization and Qualification.

          (a) FMI is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, with full corporate power and authority to carry on its business and to own, lease and operate, its properties as and in the places where such business is being conducted and such properties are owned, leased or operated. FMI is qualified to do business as a foreign corporation in each jurisdiction set forth on Schedule 2.1(a) and except
                                                      ---------------
as disclosed on Schedule 2.1(a), FMI is qualified to do business as a foreign
                ---------------
corporation in each of the jurisdictions in which FMI is required to be qualified to do business, except where the failure to so qualify would not have a Material Adverse Effect.

          (b) The LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Washington, with full limited liability company power and authority to carry on its business and to own, lease and operate, its properties as and in the places where such business is being conducted and such properties are owned, leased or operated. The LLC is qualified to do business as a foreign limited liability company in each jurisdiction set forth on Schedule 2.1(b) and except as disclosed on
                               ---------------
Schedule 2.1(b), the LLC is qualified to do business as a foreign corporation in
---------------
each of the jurisdictions in which the LLC is required to be qualified to do business, except where the failure to so qualify would not have a Material Adverse Effect. FPI is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, with full corporate power and authority to carry on its business, to own the Seattle Parking Lot and Lots 9 and 10 and the Railroad Easement, and to enter into the Chelan Avenue Vacation Agreement.

     2.2 Authority to Execute and Perform Agreements. Each Seller has all requisite corporate power and authority to enter into, execute and deliver this Agreement and all of the agreements to which Sellers will become a party pursuant to this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each Seller and constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights.

     2.3  Financial Statements.

          (a) Sellers have delivered to Buyer the unaudited annual consolidated balance sheets of FMI as at December 31, 2000, December 31, 1999, and December 31, 1998 and the related unaudited annual consolidated statements of income and cash flow for the fiscal years then ended (the "Annual Financial Statements").
                                                ---------------------------
Except as set forth on Schedule 2.3(a), the Annual Financial Statements fairly
                       ---------------
present in all material respects the financial condition, results of operations and cash flow of FMI as at the dates of and for the periods referred to therein. The Annual Financial Statements reflect the consistent application of accounting principles throughout the periods involved. The foregoing financial statements of FMI, as at December 31, 2000, are sometimes herein called the "Base Financial Statements," the balance sheet included in the Base Financial Statements is
                                               -------------------------
sometimes herein called the "Base Balance Sheet" and December 31, 2000 is
                             ------------------
sometimes herein called the "Base Balance Sheet Date."
                             -----------------------

          (b) Neither FMI nor the LLC has any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, arising out of or relating to the Business except
(i) as set forth in Schedule 2.3(b); (ii) as and to the extent disclosed or
                    --------------
reserved against in the Base Financial Statements and (iii) for liabilities and obligations that: (x) were incurred after the date of the Base Financial Statements in the ordinary course of business consistent with past practice (but such liability shall not include liabilities arising from negligent or unlawful actions of Sellers or any of their officers, directors or authorized agents); and (y) individually and in the aggregate are not material to the Business.
Schedule 2.3(b) includes a description of all material services provided by
---------------
Fisher to FMI and the LLC for the periods in (a).

     2.4  Title to Assets; Liens.  Except as disclosed on Schedule 2.4, each
                                                          ------------
Seller is the lawful owner of, or has lawful rights to use (with respect to leases disclosed in writing to Buyer) and (subject to third party consents identified in Section 2.9) transfer to Buyer, the Purchased Assets that such Seller is transferring to Buyer. Except as disclosed on Schedule 2.4, each
                                                        ------------
Seller has good and marketable title to the Purchased Assets that such Seller is transferring to Buyer, free and clear of all Liens, except for Permitted Liens. The delivery to Buyer of the instruments of transfer of ownership contemplated by Section 5.6 will vest in Buyer good and marketable title to all of the Purchased Assets, free and clear of all Liens except for Permitted Liens.

     2.5 Completeness of Assets. The Purchased Assets constitute, and will constitute at the Closing, all of the assets (other than the Excluded Assets) used to operate the Milling Division as currently operated. Except for Excluded Assets, there are no assets or properties used in the operation of the Business and owned by any Person other than the Sellers that will not be leased or licensed to Buyer under valid, current leases or license arrangements. Except as set forth on Schedule 2.5, the Purchased Assets are in all material respects
             ------------
adequate for the purposes for which such assets are currently used or held for use, and are in reasonably good repair and operating condition (subject to normal wear and tear) for such use, and to the knowledge of Sellers there are no facts or conditions which could, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated.

     2.6  No Material Adverse Change.

          (a)  Except as set forth on Schedule 2.6, since the Base Balance Sheet
                                      ------------
Date, there have been no changes in the assets, properties, business, operations or condition (financial or otherwise) of the Milling Division which either individually or in the aggregate constitute a Material Adverse Effect, nor does any Seller know of any such change that is threatened, nor has there been any damage, destruction or loss materially and adversely affecting the assets, properties, business, operations or condition (financial or otherwise) of the Milling Division not covered by insurance.

          (b)  Except as set forth on Schedule 2.6, since the Base Balance Sheet
                                      ------------
Date, none of the Sellers has, in connection with its operation of the Milling
Division:

               (i)    incurred any indebtedness for borrowed money;

               (ii) made any loan or advance in excess of $30,000 to its shareholder or members, as applicable, its officers, directors, employees, consultants, agents or other representatives (other than travel advances made in the ordinary course of business), or made any other loan or advance;

               (iii) increased the salary, bonus, or other compensation payable to any of its officers, directors, employees, consultants, agents or other representatives, except for adjustments to the same in the ordinary course, consistent with past practice;

               (iv) assigned, mortgaged, pledged or otherwise subjected to Lien (other than Permitted Lien) any of the Purchased Assets;

               (v) sold, transferred, leased to others or otherwise disposed of any of the Purchased Assets, except for inventory sold in the ordinary course, or forgiven, canceled or compromised any debt or claim, or waived or released any right of material value;

               (vi) received any notice of termination of any Contract or Contracts that individually or in the aggregate are material to the Business;

               (vii) made any payment or commitment to pay any severance or termination pay to any of its officers, directors, employees, consultants, agents or other representatives, or made or otherwise agreed to make any change in the rate of compensation, commission, bonus or other direct or indirect remuneration ;

               (viii) except in the ordinary course of business, entered into or amended any Contract affecting the operation of the Milling Division;

               (ix) failed to replenish inventories and supplies in a normal and customary manner in the ordinary course and consistent with prior practice, or made any purchase commitment in excess of normal, ordinary and usual requirements of the business or made any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice;

               (x) made any capital expenditures or capital additions or improvements in excess of an aggregate of $100,000;

               (xi) made any prepayment of any accounts payable, delayed payment of any trade payables or other obligations other than in the ordinary course of business consistent with past practice;

               (xii) instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to the Business other than such matters in the ordinary course consistent with past practice and not in any case involving amounts in excess of $50,000;

               (xiii) transferred or granted any rights or licenses under, or entered into any settlement regarding the breach or infringement of, any Intellectual Property, or modified any existing rights with respect thereto;

               (xiv) incurred any contingent liability as a guarantor or otherwise with respect to the obligations of others or cancelled any debt or claim owing to, or waived any material right of, it;

               (xv) incurred any damage, destruction or loss not covered by insurance, affecting the properties, assets or Business;

               (xvi) made any material change in accounting methods or practices, or material change in credit practices or collection policies used by it;

               (xvii) to its knowledge, experienced any material adverse change in its relationships with customers, distributors, suppliers or employees;

               (xviii) failed to maintain the tangible Purchased Assets in reasonable repair and operating condition, subject only to ordinary wear and tear;

               (xix) in all material respects, FMI and the LLC have each conducted the Business only in the ordinary course and consistently with its prior practices;

               (xx)    made a material change in: (a) the pricing of products;
(b) the formulation of branded products; (c) its supplier relationships; or (d) its transportation contracts or arrangements (including rail and trucking); or

               (xxi) taken or omitted to take any action that would result in any of the foregoing.

          (c)  Except as set forth on Schedule 2.6, as of the date hereof, no
                                      ------------
Seller knows of no existing or threatened damage, destruction or loss not covered by insurance materially and adversely affecting the Seattle Parking Lot, Lots 9 and 10 or the property covered by the Railroad Easement.

     2.7  Tax Matters.  Except as set forth on Schedule 2.7:
                                               ------------

          (a) Each of FMI and the LLC has filed all Tax Returns required to be filed by it by Law. All such Tax Returns are complete and accurate in all respects. Neither FMI nor the LLC currently is the beneficiary of any extension of time within which to file a Tax Return. With respect to all Taxes imposed upon FMI or the LLC, or for which FMI or the LLC is or could be liable, and with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable Tax Laws and agreements have been complied with in all material respects, and all such amounts required to be paid by FMI or the LLC to taxing authorities or others have been paid as due or accrued as of the Closing Date and adequate reserves have been established by FMI and the LLC for all Taxes which are not yet due.

          (b) There is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes of FMI or the LLC and to their knowledge, no basis exists therefor.

          (c) Neither FMI nor the LLC has waived or been requested to waive any statute of limitations in respect of Taxes.

          (d) No claim has ever been made by an authority in any jurisdiction where FMI or the LLC does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

          (e) No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code.

          (f) None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Code Section 280G;

          (g)  None of the Purchased Assets is "tax-exempt use property" under
Section 168(h) of the Code.

          (h) Each of FMI and the LLC has withheld or collected, paid or accrued and reserved against all material Taxes required to have been withheld or collected and paid or remitted in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (i) There are no Liens for Taxes (other than for current Taxes not yet due and payable and other Permitted Liens) upon any Purchased Assets.

          (j)  For the purposes of this Agreement, (i) "Tax" or "Taxes" means
                                                        ---      -----
all federal, state, local and other taxes and governmental charges, fees and assessments (including, without limitation, income, premium, business, excise, sales, use, value added, gross receipts, property, franchise, ad valorem, capital levy, transfer, stamp, withholding and employment, social security, unemployment and payroll related taxes) and includes interest, additions to tax and penalties with respect thereto; (ii) "Tax Return" means any return, declaration, report, claim for refund, or
 ----------
information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof; (iii) all references to sections of the Code are to the Internal Revenue Code of 1986, as amended, and shall include any predecessor provisions to such sections and any similar provisions of federal, state, local or foreign Law.

     2.8  Compliance with Laws; Permits.  Except as disclosed on Schedule 2.8,
                                                                 ------------
each Seller is currently in compliance in all material respects with all Laws pertaining to the Purchased Assets and the operation, development and use of the Milling Division and has not received any notice asserting any violation or noncompliance in connection with the business or operation of the Milling Division or the development or use of any Purchased Asset with any Law or Permits. The Permits, as listed on Schedule 1.1(c), are in full force and
                                   ---------------
effect. No Seller has received any notice from any Governmental Authority revoking, canceling, rescinding, materially modifying or refusing to renew any Permit, or threatening to do any of the foregoing. No Seller is in violation of the requirements of any Permit, and, except as disclosed on Schedule 2.9 with
                                                            ------------
respect to Permits, no consents are required to assign such Permits.

     2.9 Consents; No Breach. Subject to the passage of any waiting period, if applicable, under the HSR Act, the execution, delivery and performance of this Agreement and related agreements to which any Seller is a party and the consummation of the transactions contemplated hereby and thereby will not violate or constitute a default under (i) any provision of the Articles of Incorporation or Bylaws of such Seller; (ii) except as set forth in Schedule
                                                                    --------
2.9, any of the terms or conditions of any instrument, Contract, Permit or other
---
agreement to which such Seller is a party or to which the Purchased Assets being transferred by such Seller are bound or subject; or (iii) any Law with respect to the Purchased Assets being transferred by such Seller or the Milling Division. Except as set forth in Schedule 2.9, no Governmental Approval or
                                  ------------
other third party consent is required to be obtained by any Seller in connection with the execution and delivery of this Agreement and the other agreements contemplated hereby or the consummation of the transactions contemplated hereby and thereby. Unless any such consent is designated on Schedule 2.9 as a
                                                       ------------
required consent (the "Required Consents"), the receipt of consents shall not be
                       -----------------
a condition to Closing.

     2.10 Actions and Proceedings. Other than the Consent Decree and as otherwise disclosed on Schedule 2.18(a), there are no outstanding orders,
                       ----------------
judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against any Seller. There are no actions, suits, claims, grievances, complaints, charges or legal, administrative or arbitral proceedings or investigations (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the knowledge of such Seller, threatened, against it, including without limitation any condemnation, environmental, local improvement district, planning, zoning, land use application or other proceedings. To the knowledge of each Seller, there is no fact, event or circumstance that would reasonably be expected to give rise to any suit, action, claim, investigation or proceeding that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect against Seller.

     2.11  Contracts and Other Agreements.

           (a)  Schedules 1.1(a), 1.1(b), 1.1(d), and 1.1(e) set forth, as of
                ----------------  ------  ------      ------
the date hereof, lists and descriptions of each Contract pertaining to the operation of the Milling Division, except those which involve the payment or delivery of services of less than $50,000 in any twelve month period or which will expire (and not be renewed) prior to the Closing Date or which do not constitute Purchased Assets. Each Seller has previously provided Buyer with access to and opportunity to photocopy all written material Contracts (and all amendments and modifications thereto) relating to the Purchased Assets that such Seller is transferring.

           (b) Except as set forth in such Schedules, with respect to each Contract to which a Seller is a party, (i) such Contract is in full force and effect, and such Seller has no knowledge that such Contract is not a valid and binding agreement of the other parties thereto, (ii) there exists no material default under such Contract on the part of such Seller, (iii) such Seller does not have any knowledge that any event has occurred which, with the giving of notice or the lapse of time or both, would constitute any default under any Contract, and (iv) there are no outstanding disputes under any such Contract.

           (c) Except as set forth in such Schedules, all Contracts are assignable (subject to passage of the waiting period under the HSR Act, if applicable) to Buyer, and upon Closing will be validly assigned to Buyer and enforceable by Buyer in accordance with their material terms, except to the extent such enforceability (a) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and (b) is subject to general principles of equity.

     2.12  Real Property

           (a)  Schedule 1.1(a) sets forth by each Mill (i) a description of
                ---------------
each parcel of real property used or usable in the operation of the Mill that any Seller owns, which description includes the name of the owner of such parcel, a street address and a legal description thereof, (ii) a description of each parcel of real property used in the operation of the Mill under which any Seller is either a lessee, lessor, sublessee or sublessor, which description identifies the applicable leases or subleases, the names of the parties thereto, the expiration dates thereof (including any renewal options) and the legal descriptions thereof, and (iii) a description of the easements, rights of way, special use permits, licenses, railroad spur agreements and other agreements affecting use of the Mill premises, the names of the parties thereto, the expiration dates thereof (including any renewal options) and the legal descriptions thereof. The Real Property constitutes all of the fee, leasehold, and other possessory interests in real property used or held for use by any Seller in connection with the operation of the Milling Division.

          (b)  Except for Permitted Liens and as otherwise disclosed in Schedule
                                                                        --------
1.1(a):
------

               (i) Each Seller has good and marketable fee simple title to all the owned real property listed in Schedule 1.1(a), free and clear of all Liens;
                                  ---------------

               (ii) With respect to each lease, sublease, or other possessory agreement identified in Schedule 1.1(a), (A) all are in full force and effect
                        ---------------
and have not been modified, and are valid, binding, and enforceable in accordance with their respective terms, (B) Sellers have given complete copies of all such agreements to Buyer, (C) each Seller has good and marketable leasehold title to such leases, subleases and other possessory interests as are held by such Seller free and clear of all Liens, and (D) no Seller is, and no Seller has any knowledge that any other party to any such lease, sublease or possessory agreement is, in default with respect to any material term or condition thereof, and no Seller has any knowledge that any event has occurred which, through the passage of time or the giving of notice or both, would constitute a material default thereunder or would cause the acceleration of any obligation of any party thereto or the creation of any Lien upon any asset of such Seller;

               (iii) All of the buildings, structures, fixtures and other improvements currently used by Sellers and being conveyed to Buyer are in operating condition and repair for buildings, structures, fixtures, and improvements of their age and usage, ordinary wear and tear excepted. To such Seller's knowledge, all buildings, structures, fixtures and other improvements are operated and used in conformance, in all material respects, with all setback requirements, easements, covenants, restrictions, and all applicable building, fire, zoning, health and safety codes and other similar laws or regulations; and

               (iv) Subject to the receipt of each required consent to the assignment of any real property lease, sublease, or possessory agreement (as set forth on Schedule 2.9), Seller has the full power and authority to assign its
         ------------
interests under the leases, subleases and possessory agreements in accordance with this Agreement.

          (c)  Schedule 2.12(c) lists all of the surveys of the Real Property
               ----------------
of the Milling Division that Sellers have in their possession, and Sellers have delivered copies of all such surveys to Buyer.

     2.13 Accounts Receivable. All accounts receivable of any Seller (including the accounts receivable to be reflected on the Closing Settlement Statement) after taking into account customary reserves, have arisen in the ordinary course of the Milling Division's business and, to the extent not already collected, have not been and are not subject to, any set-off or counter-claim. Schedule
                                                                    --------
2.13 accurately lists, for each account receivable as of February 28, 2001,
----
respectively, the amount owing (including interest, if applicable) and the aging of each such receivable, the name of the party from who such receivable is owing, and any security in favor of any Seller for the repayment of such receivable which such Seller purports to have. Except as disclosed on Schedule
                                                                      --------
2.13, such accounts receivable can reasonably be anticipated to be paid in full
----
without outside collection efforts within such Seller's standard payment terms. At Closing, Buyer will take possession of complete and correct copies of all instruments, documents and agreements evidencing such receivables and of all instruments, documents or agreements creating security therefor.

     2.14 Inventory.

          (a) The inventory of FMI and the LLC on December 31, 2000 and as reflected on the Closing Settlement Statement, after taking into account customary reserves, is (i) of good, usable and merchantable quality in all respects, (ii) is of such quality as to meet the quality control standards of the particular Seller and any applicable quality control standards of Governmental Authorities; (iii) has been produced in accordance with all applicable Laws and does not constitute "adulterated or misbranded goods" within the meaning of any applicable Laws. All packaging inventory complies with all labeling requirements of applicable Laws.

          (b) The values of the inventories stated in the Closing Settlement Statement reflect the normal inventory valuation policies of FMI. Since the Base Balance Sheet Date, no material amount of inventory has been sold or disposed of except through sales or other dispositions in the ordinary course of business. The inventory levels of each Seller have been maintained at such amounts as are required for the operation of the Business as conducted in the ordinary course of business, and such inventory levels are adequate therefor.

          (c) During the three years preceding the date of this Agreement, there have been no personal injury claims relating to products produced and sold by or through Sellers and to Seller's Knowledge, there are no basis for any such claims.

     2.15 Personal Property.  Schedule 1.1(b) sets forth as of the Base Balance
                              ---------------
Sheet Date and for each Mill, (a) a list of each material item of Personal Property owned or held for use by FMI and the LLC, and used in the operation of the Mill, including a reasonable description of such items, (b) identification of the owner of, and any agreement relating to the use of, each such item of Personal Property (other than motor vehicles), the rights to which are to be transferred to Buyer pursuant hereto under leases or similar agreements or arrangements which provide for rental payments at a rate in excess of $1,000 per month, and (c) identification of the owner of, and any agreement relating to, the use of each motor vehicle used in the operation of the Mills, the rights to which are to be transferred to the Buyer pursuant hereto. Except as set forth on Schedule 2.15, all of such Personal Property is in all material respects
   -------------
adequate for the purposes for which it is currently used, subject to normal wear and tear.

     2.16 Intellectual Property

          (a)  Schedule 1.1(e) sets forth as of the date hereof a list of the
               ---------------
(i) trademarks, trademark registrations, trade names, service marks, Internet domain registrations, patents, patent applications, invention disclosures, and applications for any of the foregoing, used in the operation of the Milling Division, (ii) proprietary software used in the operation of the Milling Division, (iii) license agreements or similar arrangements to which any Seller is a party, either as licensee or a licensor, for each such item of Intellectual Property, and (iv) other items of Intellectual Property used in the operation of the Milling Division as presently operated.

          (b)  Except as indicated in Schedule 1.1(e), as of the date hereof:
                                      ---------------

               (i) There have not been any actions or other judicial or adversary proceedings involving any Seller concerning any items of Intellectual Property, nor, to the knowledge of any Seller, is any such action or proceeding threatened;

               (ii) Each of FMI and the LLC has the right and authority to use all items of Intellectual Property in the operation of the Milling Division in the manner presently operated and to convey such right and authority to Buyer, and neither FMI nor the LLC has received any notice that such use conflicts with, infringes upon or violates any right of any other Person; and

               (iii) There are no outstanding nor, to the knowledge of any Seller, any threatened disputes or disagreements with respect to any license agreements or similar agreements with respect to any Intellectual Property.

          (c) Immediately following the Closing, Buyer will own, or will have all lawful rights to use, all Intellectual Property set forth on Schedule 1.1(e)
                                                                 ---------------
(other than the Fisher Marks), free of any Liens other than Permitted Liens.

     2.17 Employee Benefit Plans.  Schedule 2.17 sets forth a list of every
                                   -------------
Employee Program (as defined below) that FMI or the LLC maintains (as such term is further defined below).

          (a) Each such Employee Program (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA and the Code. Except as disclosed in Schedule
                                                                      --------
2.17(a), neither FMI nor the LLC has engaged in any transaction with respect to
-------
any Employee Benefit Plan which would subject them to any Tax, penalty or liability for Prohibited Transactions (as defined in ERISA Section 406 and Code
Section 4975). There have been no acts or omissions by which have given rise to or may give rise to fines, penalties, taxes or related charges under Sections 502(c), 502(i) or 4071 of ERISA or Section 4975 through 4980D of the Code. No director, officer or employee of either FMI or the LLC, to the extent he or she is a fiduciary with respect to any Employee Program, has breached any of his responsibilities or obligations imposed upon fiduciaries or which could result in any claim being made under, by or on behalf of any Employee Program. There are no IRS or DOL audits and no actions, suits or claims (other than routine claims for benefits) pending or threatened involving such plans or the assets of such plans, and no facts exist which could give rise to any such actions, suits or claims (other than routine claims for benefits).

          (b) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Program which is an Employee Pension Benefit Plan within the time required by law and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of FMI and the LLC. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Program which is an Employee Welfare Benefit Plan on or before the Closing Date. None of the assets of any employee benefit plan are invested in employer securities or employer real property.

          (c) Each such Employee Program which is an Employee Pension Benefit Plan has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code Section 401(a). As to any Employee Pension Benefit Plan which is subject to Title IV of ERISA, there have been no "reportable events" (as described in Section 4043 of ERISA), and no steps have been taken to terminate any such plan.

          (d) As of the last day of the most recent prior plan year, the market value of assets under each such Employee Program which is an Employee Pension Benefit Plan equaled or exceeded the present value of liabilities thereunder (determined in accordance with then current funding assumptions).

          (e) All group health plans have been operated in substantial compliance with the group health plan continuation coverage requirements of
Section 4980B of the Code and Section 601 of ERISA to the extent such requirements are applicable.

          (f)  Except as disclosed in Schedule 2.17(f), the consummation of the
                                      ----------------
transactions contemplated by this agreement will not constitute an event under any plan that will result in any payment of severance, increase in benefits, acceleration of vesting, or the incurring of any withdrawal liability.

          (g) FMI and the LLC have delivered to Buyer copies of the most recent plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

          (h)  Except as provided in Schedule 2.17(h), neither FMI, the LLC nor
                                     ----------------
other members of any Controlled Group of Corporations (as defined in Code
Section 1563) that may include either FMI or the LLC, contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any liability (including withdrawal liability) under any Multiemployer Plan.

          (i)  Definitions.  For the purposes of this Section:

               (i)    "Employee Program" means (A) all employee benefit plans
                      ----------------
within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(4)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all stock or cash option plans, restricted stock plans, stock purchase plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, health, disability, life insurance and all other employee benefit plans, agreements, and arrangements not described in (A) above. In the case of an Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization.

               (ii)   An entity "maintains" an Employee Program if such entity
                                 ---------
sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents or beneficiaries).

               (iii)  An entity is an "ERISA Affiliate" of FMI if it would have
                                       ---------------
ever been considered a single employer with either Seller under ERISA Section 4001(b) or part of the same "controlled group" as FMI for purposes of ERISA
Section 302(d)(8)(C).

               (iv)   "Multiemployer Plan" means a (pension or non-pension)
                       ------------------
employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

     2.18  Labor Matters.

           (a) Each of FMI and the LLC has complied, and is currently in compliance, in all material respects with all Laws, publicly available policies, standards, and publicly available guidelines regarding employment and employment practices, and has not and is not engaged in any unfair labor practice or unlawful discriminatory act or other unlawful act with respect to employment or employment practices. Except as disclosed on Schedule 2.18(a), as of the date
                                             ----------------
hereof, there is no pending or, to the knowledge of FMI or the LLC, threatened charge, grievance, arbitration proceeding, or complaint by or against FMI or the LLC before the National Labor Relations Board or the Equal Employment Opportunity Commission, or any other Governmental Authority relating to labor or employment practices or omissions, decisions or practices, and no labor strike or other labor trouble is pending or, to the knowledge of FMI or the LLC, threatened by, against or affecting it.

           (b)  Except as disclosed in Schedule 2.18(b), as of the date hereof,
                                       ----------------
neither FMI nor the LLC is a party to or bound by any collective bargaining agreement, letter of understanding or other labor agreement, and there is no labor union or other organization representing, purporting to represent or attempting to organize or represent any employee, and the Milling Division has not experienced, within the past 24 months, and no Mill is now experiencing, any work stoppage, noticeable slowdown or other labor difficulty, and neither FMI nor the LLC has any reason to believe that any organizational effort by any of its employees or any union is imminent.

           (c) All current employees of FMI and the LLC are lawfully authorized to work in the United States according to applicable immigration Laws. Neither FMI or the LLC is subject to any unsatisfied or pending settlement agreement, conciliation agreement, letter of commitment, deficiency letter or consent decree with any employee or applicant for employment, labor union or other representative, or any Governmental Authority or arbitrator relating to claims of unfair labor practices, employment discrimination, or other claims with respect to employment and labor practices and policies, and no Governmental Authority, administrative tribunal or arbitrator has issued a judgment, order, decree, injunction, decision, award or finding with respect to the employment and labor practices or policies of FMI or the LLC which has resulted in, or would reasonably be expected to have a Material Adverse Effect.

     2.19  Employees.  Schedule 2.19 sets forth, as of the date hereof (except
                       -------------
as otherwise noted), a list by Mill and/or corporate office of each employee employed by FMI or the LLC in the Milling Division, whether part time or full time, along with the following information for each: name, job title, rate of pay, date of hire, accrued vacation time as of the most recent pay period, whether such individual is bound by an employment agreement, or covered by a collective bargaining agreement listed on Schedule 2.18(b), and if so, which
                                          ----------------
one. There are no Contracts between FMI or the LLC and any of their respective current or former employees or independent contractors, except as disclosed in
Schedule 2.19.  No former employee or contractor of FMI or the LLC is a party to
-------------
any Contract with FMI or the LLC or any of its Affiliates requiring such FMI, the LLC or such Affiliate to make any payments to such employee or contractor. Except as set forth on Schedule 2.19, the Milling Division does not employ or
                       -------------
use any independent contractors, temporary employees, leased employees or any other servants or agents compensated other than through reportable wages paid by FMI or the LLC (collectively,

"Contingent Workers"). To the extent that FMI or the LLC employs or uses
 ------------------
Contingent Workers, it has properly classified and treated them in accordance with applicable laws and for purposes of all benefit plans and perquisites. Each of FMI and the LLC (i) is in compliance with all applicable Laws respecting employment, employment practices, terms and conditions of employment and wages and hours, and occupational safety and health (ii) has withheld and reported all amounts required by Law or Contract to be withheld and reported with respect to wages, salaries and other payments to employees, (iii) has no liability for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and (iv) has no liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Government Agency, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the best knowledge of each of FMI and the LLC, threatened, or reasonably anticipated claims or actions against either FMI or the LLC under any worker's compensation policy or long-term disability policy except as set forth on Schedule 2.19.
   -------------

     2.20 Insurance. Each of FMI and the LLC has provided Buyer with access to and delivered to Buyer copies of all policies of property, fire, casualty, workers compensation, and liability insurance, together with all riders and amendments thereto, relating to the operation of the Milling Division or the Purchased Assets that Buyer has requested. Such policies are in full force and effect, and all premiums due thereon have been paid or accrued on the Balance Sheet. Each of FMI and the LLC has complied in all material respects with the terms and provisions of such policies. There is no claim by FMI, the LLC or any Affiliate of either of them pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Neither FMI nor the LLC has any knowledge of financial difficulty experienced by any underwriter.

     2.21 Brokerage. Other than U.S. Bancorp Piper Jaffray Inc., whose fees in connection herewith shall be paid by FMI, no broker, finder, agent or similar intermediary has acted on behalf of any Seller in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with any Seller, or any action taken by such Seller.

     2.22 Hazardous Materials. Other than for matters contained in the Consent Decree, including but not limited to all remediation performed pursuant to the Consent Decree: (a) no Seller has unlawfully generated, used or handled any Hazardous Materials, nor has any Seller unlawfully treated, stored or disposed of any Hazardous Materials at any premises such Seller owns or leases; (b) to the knowledge of each Seller, no person has ever unlawfully generated, used, handled, stored or disposed of any Hazardous Materials at any premises leased by such Seller during the period of such Seller's lease; and (c) to the knowledge of Sellers, there has been no release or threatened release of any Hazardous Materials on, under or at any premises owned by Sellers, nor any release or threat of release of Hazardous Materials on, under or at any premises leased by Sellers during the period of such lease.

     2.23 Environmental Compliance. Without limiting the generality of the foregoing provisions and except as disclosed in the Phase I Reports (as defined in Section 9.11), (a) the

Real Property does not include, and to Sellers' knowledge has never included, any aboveground or underground storage tank; (b) other than in connection with the Consent Decree discussed in Section 4.18 hereof, no Seller has been identified as, alleged to be, nor to Seller's knowledge is any such identification or allegation pending or threatened, a potentially responsible party ("PRP") or potentially liable party ("PLP") in connection with the Milling
        ---                                 ---
Division, the Real Property or any operations thereon; (c) there are no, and to Seller's knowledge there have been no, violations of or noncompliance with any applicable Laws relating to human health or the environment in connection with the Milling Division, the Real Property or the operations thereon; and (d) the Real Property contains no asbestos, asbestos-containing materials, urea formaldehyde or lead-based paint; (e) no Seller, with respect to the Milling Division, the Real Property or the operations thereon, is subject to any fine, penalty, judgment (including those for exemplary, special or punitive damages), settlement payment, or other liability or obligation (including those with respect to personal injury, clean-up, removal or remediation, under CERCLA that both (i) relate to, are based upon or arise from or in connection with any applicable Law (whether made or asserted by a governmental authority or by a private person) and (ii) also result from Sellers' acts or omissions; and (f) Sellers, with respect to the Milling Division, the Real Property or the operations thereon, have maintained all material records and have made all material filings required by applicable Law with respect to treatment, storage, presence, contamination, generation, transport, emission, discharge or release into the environment of any substance (including solids, liquids and gases) and with respect to the proper disposal of such materials (including solid waste materials and petroleum or any fractions or by-products of them) required for operations.

     2.24 Product Recalls and Withdrawals. During the three years preceding the date of this Agreement, there have been no recalls or withdrawals of products sold by or inventory of the Milling Division or other similar actions by or before any Government Authority (or by reasons of quality or product integrity); no voluntary recalls of inventory; and, to the Sellers' knowledge, no such recall is threatened; provided, that disclosure shall only be required under this Section 2.24 with respect to matters involving inventory valued in excess of $50,000.

     2.25  Customers and Suppliers. Schedule 2.25 sets forth a list of (a) the
                                    -------------
ten largest customers and the ten largest suppliers of each of the Seattle Mill and the Blackfoot Mill based on sales during the calendar year 1999 and (b) the ten largest customers and ten largest suppliers of each of the Seattle Mill and the Blackfoot Mill during the period ended September 30, 2000, showing the approximate total sales to each such customer, the approximate total amounts paid to each such supplier and a list of the products purchased from each such supplier during such periods. Except as set forth on Schedule 2.25, since the
                                                     -------------
Base Balance Sheet Date, there has not been any adverse change in the business relationship of any Seller with any customer or supplier named in Schedule 2.25.
                                                                  -------------

     2.26 Restrictions on Business. There are no agreements (non-compete or otherwise), or order to which a Seller is a party or otherwise binding upon the Sellers which has had or could be reasonably expected to have the effect of prohibiting or impairing any business practice of the Sellers, any acquisition of property (tangible or intangible) by any Seller or the conduct of Business by the Sellers. Without limiting the foregoing, no Seller has entered into any Contract under which such Seller is restricted from selling, licensing or otherwise distributing any of its respective products or services to any class of customers, in any geographic area, during any period of time or in any segment of the market.

     2.27 Accuracy and Completeness of Representations and Warranties. No representation, warranty or statement made by any Seller in this Agreement contains any untrue statement of fact or omits a fact necessary to make the representation, warranty or statement made not misleading.

         SECTION 3   - REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to each Seller as follows:

     3.1 Organization. Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of Oregon, and has the power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as now being and as heretofore conducted. Buyer is qualified to do business as a foreign limited liability company in each of the jurisdictions in which Buyer is required to be qualified to do business, except where the failure to so qualify would not have a material adverse effect on Buyer.

     3.2 Authority to Execute and Perform Agreements. Buyer has all requisite power and authority to enter into, execute and deliver this Agreement and all of the agreements to which Buyer will become a party pursuant to this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights.

     3.3 Brokerage. No broker, finder, agent or similar intermediary has acted on behalf of Buyer in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with Buyer or any action taken by Buyer.

     3.4 Actions and Proceedings. There are no orders outstanding and no actions or proceedings pending or, to the knowledge of Buyer, threatened against, relating to or affecting Buyer or any of its assets which could reasonably be expected to result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

     3.5 Consents; No Breach. Subject to receipt of third party consents and the passage of any waiting period, if applicable, under the HSR Act, the execution, delivery and performance of this Agreement and related agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby will not violate or constitute a material default under (i) any provision of the Certificate of Formation or operating agreement of Buyer;
(ii) any of the material terms or conditions of any material instrument or Contract to which Buyer is a party; or (iii) any statute, law or regulation with respect to Buyer.

     3.6 No Financing. Buyer has or will have prior to Closing all necessary financing with respect to the transactions contemplated by this Agreement.

                    SECTION 4   - COVENANTS AND AGREEMENTS

     The parties covenant and agree as follows:

     4.1 Conduct of Milling Division Business. During the period from the date hereof to the Closing Date, Sellers shall observe the following covenants with respect to their respective operations of the Milling Division:

          (a)  Affirmative Covenants Pending Closing.
               -------------------------------------

               (i) Preservation of Personnel. Each of FMI and the LLC will use commercially reasonable efforts to preserve intact and keep available the services of its present employees;

               (ii) Insurance. Each of the Sellers will keep in effect casualty, public liability, worker's compensation and other insurance policies described in Section 2.20 in coverage amounts not less than those in effect on the date of this Agreement with respect to the Purchased Assets and give all notices and present all claims thereunder in a due and timely fashion;

               (iii) Preservation and Advancement of the Business; Maintenance of Properties, Contracts. FPI will perform and comply in all material respects with the terms of the Chelan Avenue Vacation Agreement and the Railroad Easement, and each of FMI and the LLC will: (a) use commercially reasonable efforts to preserve and advance its business, advertise, promote and market its products in accordance with past practices over the last twelve months, keep its properties intact, maintain its books and records, preserve its goodwill and its business; (b) maintain all physical properties in reasonable repair and operating condition subject only to ordinary wear and tear, in each case in accordance with commercially reasonable standards; and (c) perform and comply in all material respects with the terms of the Contracts set forth in Schedule
                                                                   --------
1.1(d) and the leases set forth on Schedule 1.1(a) hereto;
------                             ---------------

               (iv) Maintenance of Seattle Parking Lot and Lots 9 and 10. FPI will maintain the Seattle Parking Lot and Lots 9 and 10 in reasonable repair and operating condition subject only to ordinary wear and tear, in accordance with reasonable commercial standards and as required by the Chelan Avenue Vacation Agreement as to Lots 9 and 10;

               (v) Intellectual Property Rights. Each Seller will use commercially reasonable efforts to preserve and protect its Intellectual Property; and

               (vi) Ordinary Course of Business. Each of FMI and the LLC will operate its business in the ordinary course and the normal, usual and customary manner, or as otherwise consented to in writing by Buyer, such consent not to be unreasonably withheld.

          (b)  Negative Covenants Pending Closing.  Absent the written approval
               ----------------------------------
of Buyer:

               (i) Disposition of Assets. No Seller will sell or transfer, or mortgage, pledge or create or permit to be created any security interest or Lien (other than Permitted Liens) on, any of the Purchased Assets, other than sales of inventory in the ordinary course of business consistent with past practices, and no Seller will dissolve or merge or consolidate with any other person or entity;

               (ii) Liabilities. Neither FMI nor the LLC will voluntarily incur any obligation or liability other than in the ordinary course of business or, incur any indebtedness for borrowed money;

               (iii) Compensation and Severance. Neither FMI nor the LLC will increase the rates of direct or bonus compensation payable or to become payable to any officer or management-level employee, other than in accordance with existing plans or policies, or resolutions previously adopted by its Board of Directors; enter into any employment, severance, consulting or similar agreement with any employee of the Milling Division; except in the ordinary course of business, contribute or make any commitment to, or representation that it will, contribute any amounts to any bonus, severance, pension, profit sharing, deferred compensation, group insurance, retirement or other employee benefit plan, fund or similar arrangement or collective bargaining agreement for Milling Division employees;

               (iv) Acquisitions. Neither FMI nor the LLC will make any acquisition of property;

               (v) Accounting Methods. Neither FMI nor the LLC will make any change in the accounting methods or practices of the Milling Division or make any changes in the depreciation or amortization policies or rates adopted by FMI or the LLC as are related to the Milling Division, other than changes required by law or under GAAP; or

               (vi) Other Actions. Without the prior written consent of Buyer, neither FMI nor the LLC will take any action or omit to take any action that would make any of the representations or warranties set forth in Section 2.6 untrue in any material respect.

               (vii) Certain Payments. Neither FMI nor the LLC will make any prepayment of any accounts payable or delay payment of any trade payables or other obligations other than in the ordinary course of business consistent with past practice.

     4.2 Continued Effectiveness of Representations and Warranties. From the date hereof through the Closing Date, Sellers and Buyer shall promptly be given notice of any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of the representations and warranties or any other provision of this Agreement by any other party or constitute a Material Adverse Effect. In the event such violation or breach of this Agreement shall occur on or prior to the Closing Date, Sellers and Buyer, as the case may be, shall promptly use their reasonable best efforts to remedy the same.

     4.3 Taxes. Each Seller shall prepare and file, in a timely manner consistent with prior years, all Tax Returns and returns required to be filed after the date hereof and on or before the Closing Date, and shall pay or accrue for any Taxes and estimated Taxes, required to be paid by it in a timely manner (including without limitation pursuant to Section 6655 of the Code) with respect to periods after the date hereof and on or before the Closing Date.

     4.4  Access and Investigations.

          (a) Access. Sellers will, upon reasonable prior notice and during normal business hours, (i) provide Buyer with access to the Mills and the Seattle Parking Lot for the purpose of inspection (including, without limitation, environmental investigations); (ii) allow Buyer access to Sellers' employees, officers, agents and accountants; (iii) grant Buyer access to Sellers' records pertaining to the Milling Division and Purchased Assets; and
(iv) furnish to Buyer such additional information and data concerning the Milling Division and Purchased Assets as Buyer reasonably may request. Any such inspection shall be conducted at reasonable times and under reasonable circumstances so as to minimize any disruption to or impairment of each Seller's business. To the extent the books and records described in Section 1.1(f) are not readily available on the Mill premises, Sellers will cooperate in providing Buyer with access to any material documents, books and records not located at the Mills.

          (b) Confidentiality. Except for public announcements as are agreed to by the parties, or as otherwise required by law, at all times prior to and following the Closing Date and, in the event of the termination of this Agreement, at all times subsequent to such termination, Buyer and Sellers shall, and shall cause their respective officers, directors, employees, consultants, legal, accounting and financial advisors and the financial institutions and investors engaged to assist in connection with the transactions contemplated hereby (collectively, its "Representatives") to, keep confidential and not use
                           ---------------
in any manner, or declare or reveal to any other person or entity, any information or documents relating to the transactions contemplated hereby or any information or documents obtained from any Seller concerning its assets, properties, business and operations, unless, and then only to the extent, (i) it is readily ascertainable (other than by virtue of fault or omission on the part of Buyer or their Representatives) from public information or trade sources, or
(ii) already known (other than by virtue of receipt from a third party under an obligation to any Seller to keep such information confidential) or (iii) subsequently developed by Buyer independently of any investigation of any Seller, or (iv) received from a third party not under an obligation to any Seller to keep such information confidential, or (v) it is required to be disclosed by Law, and reasonable advance notice of such disclosure is given to Sellers. If this Agreement terminates, any documents obtained from any Seller will be returned or destroyed, at such Seller's option.

     4.5 Expenses. Each of Buyer and the Sellers shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants; and Buyer on one hand and Sellers on the other shall share the filing fees, if any, required under the HSR Act.

     4.6 Assignability. To the extent that any lease, Contract, license, sales or purchase order, or right included in the Purchased Assets (each an "Interest") is not capable of being sold, assigned, transferred or conveyed
 --------
without the approval, consent or waiver of the issuer thereof or the other party or parties thereto, or any other person or entity (including a governmental authority)(or would be breached in the event of an assignment, transfer, etc. without such approval, consent or waiver) (a) this Agreement shall not, in the event such issuer or other person or entities shall object to such assignment, constitute an assignment or conveyance thereof absent such approval consent or waiver and
(b) each Seller shall use its reasonable best efforts, both prior and subsequent to the Closing Date, to obtain all necessary approvals, consents or waivers necessary to convey to Buyer each such Interest. Subject to Buyer's rights under Section 5.2, to the extent any of the approvals, consents or waivers referred to in this Section 4.6 have not been obtained as of the Closing, Sellers shall, during the remaining term of such Interest, exercise commercially reasonable efforts to cooperate with Buyer, at its request, in any reasonable and lawful arrangements designed to provide the benefits of such Interest to Buyer.

     4.7 Consummation of Agreement. Sellers and Buyer shall each exercise commercially reasonable efforts to perform and fulfill all obligations to be performed and fulfilled by it under this Agreement and facilitate the satisfaction of all conditions precedent referred to in Sections 5 or 6, as the case may be.

     4.8 Collection of Assets. Subsequent to the Closing, Buyer shall have the right and authority to collect all receivables and other items transferred and assigned to it by Sellers hereunder and to endorse with the name of the applicable Seller any checks received on account of such receivables or other items, and each Seller agrees that it will promptly transfer or deliver to Buyer from time to time, any cash or other property that such Seller may receive with respect to any claims, Contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items which are among the Purchased Assets being transferred by such Seller. Buyer agrees to remit to Sellers any rebates, refunds, amounts received for accounts receivable that were previously written off, overpayments or other like payments received by Buyer for the period prior to Closing which are not Purchased Assets.

     4.9  License to Use "Fisher" Name.

          (a) To the extent any of the Fisher Marks are used by the Business on stationery, signage, invoices, receipts, forms, packaging, advertising and promotional material, product, training and service literature and material, computer programs or like material ("Marked Materials") or appear on inventory
                                     ----------------
at closing, Buyer may use such Marked Materials or sell such inventory after Closing for a period of 6 months without altering or modifying such Marked Material or inventory.

          (b) Effective on the Closing Date, FMI and the LLC will each grant, and do hereby grant, Buyer a 90-day non-exclusive nontransferable, royalty-free license to use the Fisher Marks that are in use as of the Closing Date, for the sole and exclusive purpose of transitioning operation of the Milling Division from FMI and the LLC to Buyer. All goodwill arising out of Buyer's use of the Fisher Marks will inure solely to the benefit of FMI and the LLC, or, if applicable, Fisher Companies Inc. During the 90-day license period, Buyer will take all steps necessary to cause the removal of all Fisher Marks from all components of the Milling Division's business, including, without limitation, motor vehicles, signage, letterhead, advertising and promotional materials, and product names. Upon expiration of the 90-day license period, any use of the Fisher Marks in connection with the operation of the Milling Division shall constitute a material breach of this Agreement.

     4.10 No Solicitation. No Seller will, directly or indirectly, on or prior to the earlier of (a) the Closing or (b) termination of this Agreement, (i) solicit, initiate or encourage discussions with any person, other than Buyer and its Representatives, relating to the possible acquisition of such Seller or all or a material portion of the assets or capital stock of such Seller or any merger or other business combination with Seller (an "Acquisition Transaction")
                                                      -----------------------
or (ii) participate in any negotiations regarding, or furnish to any other person information with respect to, any effort or attempt by any other person to do or to seek any Acquisition Transaction; provided, however, that Sellers may solicit, initiate or encourage discussions with any party relating exclusively to the sale of the Distribution Division.

     4.11 Maintenance of Seller Records. For a period of six (6) years after the Closing Date, Sellers and their respective Representatives shall have access to, and the right to make copies of, all of the books and records transferred to Buyer hereunder to the extent that such access may be required by a Seller in connection with matters relating to or affected by the operations of the Business prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. If Buyer wishes to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give each Seller a reasonable opportunity to segregate and remove such books and records as such Seller may select.

     4.12  Employees.

           (a) Buyer shall be under no obligation to hire any employees of Sellers. Sellers shall terminate the employment of all of their Milling Division employees no later than 11:59 p.m. on the day prior to Closing, and will perform all obligations in connection therewith or contemplated by this Agreement, including without limitation giving any notices required by law, including, without limitation, the Workers Adjustment and Retraining Notification Act, 29 U.S.C. (S)2101 et. seq., whether such notice is legally required to be given by Buyer or by Sellers, and Sellers hereby assume any responsibility and/or liability Buyer may otherwise have for providing any such notice to Sellers' employees for any actions Buyer may take as a result of the transactions contemplated by this Agreement; paying all compensation due through the day prior to Closing, including compensation for accrued vacation and benefits; satisfying all Sellers' obligations to employees or former employees on account of their employment or former employment by Sellers, including obligations for providing COBRA health plan continuation coverage to former employees and their dependents if they are on COBRA health plan continuation coverage on the day before the Closing Date and to employees who terminate employment on the Closing Date; and performing any obligations required by the Fair Labor Standards Act of 1938, the Equal Pay Act, applicable wage and hour laws, or any other applicable laws. Buyer shall have no liability for accrued wages (including salaries and commissions), severance benefits, vacation pay, pension and profit sharing contributions, seniority rights; other forms of benefits of any type or nature on account of said employees' employment by Sellers, any COBRA health plan continuation coverage to former employees of Seller and their dependents who are on COBRA health plan continuation coverage on the day prior to Closing or to employees of Sellers who are not employed by Buyer on the Closing Date and their dependents.

          (b) Buyer may extend offers of employment to some or all of such terminated employees in their discretion upon the Closing, at terms and conditions of employment set by Buyer in its discretion. FMI shall cooperate with Buyer in all reasonable respects in connection with the hiring by Buyer of former Milling Division employees. To the extent Buyer assumes or becomes bound by any collective bargaining agreements, it will provide the benefits required during the term of such agreement. If Buyer hires any former employee(s), it shall recognize the years of prior service of each former employee of FMI and the LLC for purposes of determining such employee's eligibility to participate in, eligibility for benefit commencement under, and vesting purposes of each employee benefit program (including vacation and sick pay policies) maintained by Buyer and generally made available to employees of Buyer except for purposes of any accrual under a defined benefit plan or entitlement to a particular level of contribution under any defined contribution plan. FMI shall also allow terminated Milling Division employees to take distributions of their accounts in its 401(k) plan. Buyer will accept rollovers of distributions from the FMI pension plan and/or 401(k) plan into the qualified plan, if any, which Buyer may maintain or establish, by employees who are hired by Buyer and are eligible for its qualified plan, if any. Buyer will cooperate with FMI with respect to the welfare benefit plans it offers to former Milling Division employees to eliminate waiting periods or pre-existing exclusions to the extent practical.

          (c) Nothing in this Section 4.12 or elsewhere in this Agreement shall confer upon any employee of Sellers any rights or remedies of any nature or kind whatsoever, including, without limitation, any right to employment with Buyer for any specified period or under any specified terms and conditions of employment.

          (d) It is expressly understood that neither Buyer nor Sellers have the right to control, direct or influence the labor relations policies or activities of the other; that neither shall be considered to be the labor relations agent or representative of the other and that neither shall be responsible for the acts of the other's agents, employees, or representatives which affect either party's respective employees, specifically including Sellers' employees who shall be terminated prior to Closing.

     4.13 Seattle Mill Warehouse and Equipment Lease. Buyer(s), as lessor, and FMI, as lessee (and for assignment to any purchaser of the Distribution Division), will enter into a lease in substantially the form set forth on
Exhibit 4.13.  Such lease will grant the lessee access to and use of office and
------------
storage space in the Seattle Mill warehouse, and access to and use of the cooler, freezer and storage racks located therein, so as to enable the lessee to continue operating the Distribution Division consistent with past practice (the "Seattle Warehouse Lease").
 -----------------------

     4.14 Portland Lease. FMI, as lessor (and for assignment to any purchaser of such real property), and Buyer, as lessee, will enter into a lease in substantially the form set forth on Exhibit 4.14. Such lease will grant Buyer
                                    ------------
access to and use of the Portland Transload and space within the Portland Distribution Center, so as to enable Buyer to continue operating the Portland Mill and the Portland Transload consistent with past practice (the "Portland
                                                                    --------
Lease").
-----

     4.15 Information Systems Service Contract. Buyer will enter into a service agreement with FMI (for assignment to any purchaser of the Distribution Division), in substantially the form set forth on Exhibit 4.15, pursuant to
                                                  ------------
which Buyer will maintain,
administer and service the information technology system shared by the Milling Division and the Distribution Division (the "IS Service Contract").
                                             -------------------

     4.16 HSR Filings. Each party, as necessary, will (a) take promptly all actions necessary to make the filings required of it under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976 (the "HSR Act"), (b) comply at the earliest
                                          -------
practicable date with any request for additional information received from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act, and (c) cooperate in connection with Buyer's filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general.

     4.17 Title Insurance. Sellers shall provide Buyer with (i) a commitment issued by a recognized title insurance company for all of the Real Property, committing to issue to Buyer on the Closing Date a fee (or leasehold as to any leased property) owner's standard ALTA (1970 Form B with 1984 Amendments) policy of title insurance with respect to the Real Property, and (ii) copies of any existing surveys of the Real Property. The cost of the owner's standard coverage title insurance and one-half of any escrow fee shall be paid by Seller. The cost of any title endorsements requested by Buyer, the additional premium for any extended coverage, any surveys or survey updates required for issuance of an extended coverage title policy and one-half of any escrow fee shall be borne by Buyer. Seller shall provide to the title company such affidavits as may reasonably be required by the title company for the issuance of an extended coverage title policy. Buyer shall have five (5) days from the date on which Buyer receives the preliminary title reports to provide Seller with written notice of those exceptions disclosed by the title commitments to which it objects and for which it cannot obtain satisfactory endorsements from the title company to cover such exceptions, and five (5) days after receipt of any supplemental commitment thereto in which to examine the same and to object to any new exceptions set forth therein for which it cannot obtain satisfactory endorsements from the title company. Seller shall, within five (5) days from the date on which it receives notice of Buyer's objections, notify Buyer as to whether it will remove the exceptions to which Buyer has objected on or before the Closing Date. Buyer shall thereafter have five (5) days within which to give Seller written notice that it either (A) waives Seller's removal of the exceptions that Seller has notified Buyer it is unable to remove, and thereafter agrees to accept title in such condition, or (B) has elected to terminate this Agreement. Buyer may not, however, terminate this Agreement if the exception to title that Seller is unable to remove would not preclude Buyer from operating the business on the Real Property in the manner in which it is currently conducted. If Buyer does not give such notice within the time period permitted for doing so, this contingency shall be deemed waived. Notwithstanding the foregoing, Seller shall remove all monetary exceptions to title prior to the Closing Date (except any monetary exceptions arising or resulting from acts of Buyer with respect to the Real Property).

     4.18  Environmental Indemnity.

           (a) For purposes of this Agreement, the following terms have the following meanings:

                (i)   "Claims" means (a) any expenses (including reasonable
                       ------
attorneys and consultants fees), costs, losses, penalties, fines, judgments, settlements, awards or liabilities to the extent that such Claims are based on
(1) the release or threatened release of Hazardous Materials on, in, under or about the Site or (2) the generation, treatment, storage, disposal, or use (collectively "generation") of Hazardous Materials on or about the Site,
               ----------
provided that the release, threatened release or generation referred to in (1) or (2) occurred prior to Closing; and (b) demands or claims based on any alleged violation of the Consent Decree or breach of the PRP Agreement, whether the alleged violation or breach occurred prior or subsequent to Closing, provided that and only to the extent that, the alleged violation or breach is not caused in whole or in material part by any act or omission by Buyer.

                (ii)  "Consent Decree" means the Decree entered by the United
                       --------------
States District Court for the Western District of Washington in United States v. Port of Seattle, et al., (Civil Action No. 95-04195-Z) relating to the soil and groundwater operable unit of the Harbor Island Superfund Site in Seattle, Washington.

                (iii) "Hazardous Materials" has the same definition as
                       -------------------
"hazardous substance" set forth in (a) Chapter 70.105D of the Revised Code of Washington, and (b) the Comprehensive Environmental, Response Compensation and Liability Act, 42 U.S.C. (S)9601 et seq., as amended, and includes without limitation any substance referred to or regulated in any federal, state or local environmental statute, law, rule or regulation applicable to the Site.

                (iv)  "PRP Agreement" refers to the Amended and Restated Harbor
                       -------------
Island Remediation PRP Participation Agreement (effective September 30, 1994), as now or hereafter amended.

                (v) "Site" means the real property situated on Harbor Island within the State of Washington that is being conveyed pursuant to this Agreement. A legal description of the Site is set forth in Exhibit 4.18.
                                                           ------------

          (b) FMI and FPI each hereby indemnifies and agrees to defend and to hold Buyer harmless from and against any Claims relating to the Site by third parties, including but not limited to the Environmental Protection Agency, Washington Department of Ecology, or other governmental agency. Each Seller further indemnifies and agrees to hold harmless Buyer against any claim, loss or damage resulting from Seller's acts or omissions on the Site after the Closing. Upon receipt of notice of any Claim, Buyer shall immediately provide each Seller with all information known to Buyer regarding such Claim. This indemnity shall continue in full force and effect, without limit, termination or expiration, and the obligations of FMI and FPI under this Section 4.18 are joint and several.

          (c) Buyer shall not commit any act or fail to perform under Section 4.18(d) hereof, which if committed by any Seller, would constitute a violation of the Consent Decree or a breach of the PRP Agreement (collectively "Violations"), and Buyer shall indemnify and hold
 ----------
each Seller and Fisher harmless from any demands (including reasonable attorneys' fees), losses, penalties, fines, judgments, settlements, awards or liabilities resulting from Violations.

          (d) After Closing, each Seller shall perform all duties assigned to such Seller under the Consent Decree and the PRP Agreement in such manner as such Seller deems appropriate, except that Buyer, after Closing, shall be responsible for and shall perform all appropriate or required maintenance on those portions of the Site which were remediated (capped) pursuant to the Consent Decree. After Closing, Buyer shall reasonably cooperate with each Seller to allow such Seller to perform its duties under both the Consent Decree and the PRP Agreement.

          (e) Each Seller does hereby, on behalf of itself and its affiliates, unconditionally, absolutely and irrevocably release Buyer and each of its affiliates from and waives as to Buyer and each of its affiliates, any claim, demand, cause of action, liability, obligation or right for contribution, indemnity or otherwise, whether known or unknown, contingent or accrued and whether under common law principles, any statute (including CERCLA) or any other applicable law, or under any agreement, instrument or document with respect to Hazardous Materials relating to the Site; provided, however, that the foregoing
                                          --------
does not limit Buyer's obligations under subsections (c) and (d) of Section
4.18.

     4.19 Further Assurances. Each of the parties shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

     4.20 Financial Statements. From the execution of this Agreement until the Closing, on or before the 21/st/ day of each month, the Sellers shall deliver to Buyer unaudited consolidated financial statements of the Business as at and for the monthly period ending the last day of the preceding month (including the month of January, 2001) (the "Subsequent Monthly Financial Statements") which
                              ---------------------------------------
shall include a balance sheet and statement of income. At the time that the Subsequent Monthly Financial Statements are delivered to Buyer, the Sellers shall by such delivery be deemed to have made the representations and warranties to Buyer with respect to such Subsequent Monthly Financial Statements set forth in Section 2.3.

     4.21 Post-Closing Matters. After Closing, Buyer will cooperate with and assist Sellers in closing Sellers' accounting and other books of record for the period ending as of the Closing Date. Such cooperation and assistance will include the use by Sellers of their former employees who are hired by Buyer after Closing, and access by such employees and other Seller personnel to appropriate systems, books and records for the foregoing purposes.

     4.22 Seattle Mill Earthquake Repairs.

          (a) Following an inspection of the Seattle Mill to determine damages caused by the Seattle earthquake on February 28, 2001, Seller and Buyer have agreed on the necessary repairs to the Seattle Mill. Schedule 4.22 sets forth
                                                     -------------
the agreed repairs and any additional repairs contained in the Manson Construction report. Seller agrees to make such repairs to Buyer's reasonable satisfaction as promptly as practicable and to attempt to complete all repair work prior to Closing. If at any time the estimate to make such repairs exceeds, in the aggregate, $2.5 million dollars, Seller may elect by written notice to Buyer not to make such repairs. Upon receipt of such notice, Buyer may elect either to accept the Seattle Mill in its then condition or to terminate this Agreement.

          (b) Seller will periodically notify Buyer prior to Closing of repair work that has been completed and provide Buyer with an opportunity to inspect the repairs. Not later than three (3) days prior to Closing, Seller and Buyer shall meet to determine any repairs that have not been completed or repair work that Buyer has not accepted and with respect to which Buyer has notified Seller in writing of its reasons for not accepting the work. Seller and Buyer will determine the cost to complete such items. If Seller and Buyer are unable to agree on the cost to complete the repairs, each party shall submit its costs and a reasonable explanation of its position to Engineers Northwest or such other independent third-party mutually acceptable to Seller and Buyer (the "Consultant"). The Consultant shall then make a final determination of the costs to complete the repairs and notify Seller and Buyer in writing of its decision. The Consultant's determination of the costs to complete the repairs shall be final and binding on the parties. Seller, at Seller's option, may elect either to reduce the Purchase Price or deposit into an agreed escrow account the amount so determined to complete the final repairs. If Seller elects to so reduce the Purchase Price, Seller shall have no further obligation or liability with respect to the earthquake repairs. If Seller elects to deposit the amount so determined into escrow, then, upon completion of the final repairs, Seller shall have no further obligation or liability with respect to the earthquake repairs.

                      SECTION 5 - CONDITIONS PRECEDENT TO
                           THE OBLIGATIONS OF BUYER

     The obligations of Buyer to purchase the Purchased Assets are subject to the fulfillment, at or before the Closing, of each of the following conditions, any one or more of which may be waived by Buyer.

     5.1 Representations, Warranties and Covenants. The representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Sellers shall have complied with and performed, in all material respects, all covenants and agreements required by this Agreement to be complied with or performed by them on or prior to the Closing Date. Sellers shall have delivered to Buyer a certificate, dated the Closing Date and signed by an officer of each Seller to the foregoing effect and stating that all material conditions to Buyer's obligations hereunder have been satisfied. Notwithstanding the above, the "materiality" reference herein shall be inapplicable to any representation, warranty or covenant already containing a materiality covenant.

     5.2 Third Party Consents. Buyer shall have received the Required Consents. Sellers shall use commercially reasonable efforts to obtain the consents set forth on Schedule 2.9, provided, that the failure to obtain such consents shall
         ------------
not be a condition to Closing.

     5.3 Opinion of Counsel to Seller. Buyer shall have received a written opinion, dated the Closing Date and addressed to Buyer, from Graham & Dunn PC, general counsel to Seller, substantially in the form of Exhibit 5.3 hereto.
                                                        -----------

     5.4 Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages or a discovery order in connection with such transactions, or that has an adverse effect on the Purchased Assets or the Milling Division.

     5.5 Secretary's Certificate. Sellers shall have delivered to Buyer a certificate or certificates dated as of the Closing Date and signed on each Seller's behalf by its Secretary to certify that the resolutions of such Seller's board of directors and shareholder authorizing the actions taken in connection with the sale of the Purchased Assets, including, without limitation, the execution, delivery and performance of this Agreement, were duly adopted and continue in force and effect.

     5.6 Instruments of Transfer. Sellers shall have delivered to Buyer at the Closing, dated as of the Closing Date, all bills of sale, real property bargain and sale or equivalent deeds, assignments and other appropriate instruments of conveyance, substantially in the forms set forth in Exhibit 5.6.
                                                    -----------

     5.7 Other Agreements. Sellers or Fisher, as the case may be, shall have executed and delivered to Buyer the Seattle Warehouse Lease, the Portland Lease, the IS Service Contract and the Fisher Guaranty.

     5.8  Real Estate Matters.  Buyer shall receive:

          (a) A policy of title insurance covering the Real Property meeting the requirements of Section 4.17 hereof and with coverage of the amount of the Purchase Price allocated to the Real Property.

          (b) A certificate of FMI, dated the Closing Date and sworn to under penalty of perjury, setting forth the name, address and federal tax identification number of FMI and the LLC and stating that neither FMI nor the LLC are a "foreign person" within the meaning of Section 1445 of the Code, such certificate to be in the form set forth in Treasury Regulations Section 1.1445-2.

     5.9 No Material Adverse Change. No event, occurrence, fact, condition, change, development or effect shall have occurred, exist, or come to exist since the Base Balance Sheet that individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in, a Material Adverse Effect.

     5.10 HSR Act. The applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated.

     5.11 DNR Lease. Either an assignment of the lease with the Washington Department of Natural Resources (the "DNR") with the DNR's consent or, if
                                      ---
required by the DNR, a new lease duly executed by the DNR and Buyer.

                       SECTION 6 - CONDITIONS PRECEDENT
                         TO THE OBLIGATIONS OF SELLERS

     The obligations of each Seller to sell the Purchased Assets are subject to the fulfillment, at or before the Closing, of each of the following conditions, any one or more of which may be waived by such Seller:

     6.1 Representations, Warranties and Covenants. The representations and warranties of Buyer contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Buyer shall have complied with and performed, in all material respects, all covenants and agreements required by this Agreement to be complied with and performed by it on or prior to the Closing Date. Buyer shall have delivered to Sellers a certificate, dated the Closing Date and signed by Buyer's operating manager, to the foregoing effect and stating that all material conditions to the obligations of Sellers hereunder have been satisfied. Notwithstanding the above, the "materiality" reference herein shall be inapplicable to any representation, warranty or covenant already containing a materiality covenant.

     6.2 Secretary's Certificate of Buyer. Buyer shall have delivered to Sellers a certificate dated as of the Closing Date and signed on its behalf by its operating manager to certify that Buyer's members have authorized the actions taken in connection with the purchase of the Purchased Assets and assumption of the Assumed Liabilities, including, without limitation, the execution, delivery and performance of this Agreement, and that such authorization continues in force and effect.

     6.3 Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages or a discovery order in connection with such transactions or that has had or may have a material adverse effect on the business of Buyer.

     6.4 Lease and Service Contract. Buyer shall have executed and delivered to FMI the Seattle Warehouse Lease, the Portland Lease, and the IS Service Contract.

     6.5 Assumption Agreement. Buyer shall have delivered to Sellers at the Closing, dated as of the Closing Date, an assignment and assumption agreement sufficient to assign to, and cause the assumption by, Buyer of the Assumed Liabilities in accordance with this Agreement, in the form attached as Exhibit
                                                                       -------
6.5.
---

     6.6 HSR Act. The applicable waiting periods (and all extensions thereto) under the HSR Act shall have expired or been terminated.

     6.7 Approval by Fisher Board. The board of directors of Fisher shall have approved this Agreement and the transactions hereby contemplated not later than three weeks after the parties' execution of this Agreement. If not so timely approved, this condition shall be deemed satisfied and this Agreement shall remain in full force and effect.

                     SECTION 7 - SURVIVAL; INDEMNIFICATION

     7.1 Indemnification by Seller. Subject to the conditions and provisions of this Section 7, each Seller shall indemnify, defend and hold harmless Buyer from and against any and all Loss, asserted against, imposed upon or incurred by Buyer or any of its officers, directors, shareholders, employees or agents directly or indirectly, by reason of or resulting from any (i) breach by any Seller of any of the representations or warranties in this Agreement or in any agreement to which a Seller becomes a party pursuant to this Agreement, or in any closing certificate delivered by a Seller in connection herewith, (ii) any breach by any Seller of any covenant or other obligation to be performed by it under the terms of this Agreement or any other agreement to which a Buyer becomes a party pursuant to this Agreement, (iii) any breach of Section 2.13, Accounts Receivable, or Section 2.14, Inventory, or (iv) Excluded Liabilities.

     7.2 Indemnification by Buyer. Subject to the conditions and provisions of this Section 7, Buyer shall indemnify, defend and hold harmless each Seller and its officers, directors, shareholders, employees and agents from and against any and all Loss, asserted against, imposed upon or incurred by such Seller, directly or indirectly, by reason of or resulting from any (i) breach by Buyer of any representation or warranty of Buyer in this Agreement or any other agreement to which a Buyer becomes a party pursuant to this Agreement, or in any closing certificate delivered by Buyer in connection herewith; (ii) any breach by Buyer of any covenant or other obligation to be performed by it under the terms of this Agreement any other agreement to which a Buyer becomes a party pursuant to this Agreement, (iii) Assumed Liabilities; or (iv) of Buyer's activities or operations of the Milling Division after the Closing Date to the extent not the result of a breach of any representation or warranty of any Seller or the non-performance by Sellers of any covenant to be performed by Seller that is contained in this Agreement or any other agreement entered into in connection therewith or constitutes an Excluded Liability.

     7.3 Claims for Indemnification. Whenever any claim shall arise for indemnification under this Section 7, the party entitled to indemnification (the "indemnified party") shall promptly notify the other party (the "indemnifying
 -----------------                                               ------------
party") of the claim and, when known, the facts constituting the basis for such
-----
claim. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the indemnifying party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The indemnified party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder, without the prior written consent of the indemnifying party (which shall not be unreasonably withheld), unless suit shall have been instituted against it and the indemnifying party shall not have taken control of such suit within a reasonable time after notification thereof as provided in Section 7.4 of this Agreement.

     7.4 Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceedings by a third party, the indemnifying party at its sole cost and expense may, upon written notice to the indemnified party, assume the defense of any such claim or legal proceeding if it acknowledges to the indemnified party in writing its obligations to indemnify the indemnified party with respect to all elements of such claim. The indemnified party shall be entitled to participate in the defense, compromise or settlement of any such action, with its counsel and at its own expense unless the named parties to any action or proceeding include both the indemnifying party and the indemnified party and a representation of both the indemnifying party and the indemnified party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defenses) and in such event the costs of the indemnified party's counsel shall be borne by the indemnifying party. Such participation shall include, without limitation, the right to consult with the indemnifying party and its counsel or other representatives concerning such claim and the indemnifying party and the indemnified party and their respective counsel or other representatives shall cooperate with respect to such claim. In settling or compromising any claim or consenting to entry of a judgment, the indemnifying party shall use its reasonable best efforts to include as a term thereof the giving by the claimant or the plaintiff to the indemnified party, a release from all liability in respect of such claim. In no event shall the indemnifying party settle any claim if such settlement would bind or impair the indemnified party, without the prior written consent of the indemnified party, which consent shall not impair or otherwise alter the obligations of the indemnifying party to the indemnified party hereunder. If the indemnifying party shall elect not to undertake such defense, or within a reasonable time after notice of such claim, does not assume the defense of any such claim or litigation resulting therefrom, (a) the indemnified party, at the expense of the indemnifying party, may defend against such claim or litigation, in such manner as the indemnified party may deem appropriate, including, but not limited to settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as the indemnified party may deem appropriate, and (b) the indemnifying party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the indemnifying party thereafter seeks to question the manner in which the indemnified party defended such third party claim or the amount or nature of any such settlement, the indemnifying party shall have the burden to prove by a preponderance of the evidence that the indemnified party did not defend or settle such third party claim in a reasonably prudent manner.

     7.5 Expiration of Indemnification Obligations. The representations and warranties of Sellers contained in this Agreement shall survive the Closing and continue (regardless of any investigation made by or on behalf of the parties to this Agreement) until (i) with respect to Taxes and Tax Returns in Section 2.7 (Tax Matters), the expiration of all applicable statutes of limitation, (ii)
Section 2.4 "Title to Assets; Liens," Section 2.22 "Hazardous Materials," and
Section 2.23 "Environmental Compliance," the expiration of all applicable statutes of limitation, and (iii) with respect to all other representations and warranties in Section 2, at 11:59 p.m. (Seattle time) on the date that is 18 months after the Closing Date. Other than those representations and warranties described in the preceding sentence, all obligations of the Sellers contained in any other provision of this Agreement (excluding Section 4.18 and this Section 7, which shall survive the Closing until all matters have been completely concluded), or in any certificate or other instrument delivered pursuant to this Agreement, shall survive the Closing until 18 months after the Closing Date.
All representations and warranties of Buyer shall survive the Closing and continue until 18 months after the Closing Date.

     7.6 Thresholds. The indemnified party shall not be entitled to receive, and the indemnifying party shall not be obligated to pay, any indemnity obligations pursuant to Sections 7.1(i) or (ii) or 7.2(i) or (ii), as applicable, until such amounts aggregate $250,000, whereupon the amounts of all indemnity obligations thereafter shall be payable.

     7.7 Limitation. The indemnifying party's aggregate indemnity obligations under Sections 7.1(i) or (ii) or 7.2(i) or (ii), as the case may be, shall not exceed $2,500,000. The limitations in Sections 7.6 and 7.7 shall not apply to breaches of the representations and warranties contained in Section 2.4 "Title to Assets; Liens," Section 2.7 "Tax Matters," Section 2.22 "Hazardous Materials," Section 2.23 "Environmental Compliance," or Section 4.18 "Environmental Indemnity."

     7.8  Reduction of Indemnity Payments. Notwithstanding anything in this
Section 7 to the contrary, an indemnity payment owed by one party to another party pursuant to this Section 7 shall be reduced by any amounts actually received by the indemnified party under insurance policies in connection with the claim for which the indemnification pursuant to this Agreement relates (less all deductibles, costs of collection and other expenses incurred in connection therewith).

                     SECTION 8 - TERMINATION OF AGREEMENT

     8.1 Termination. This Agreement may be terminated prior to the Closing as follows, provided that in the case of subsections (a) through (d), the terminating party is not then in any material breach of this Agreement:

          (a) at the election of FMI upon written notice to Buyer from FMI, if any one or more of the conditions to the obligation of any Seller to close has not been fulfilled on or before May 1, 2001, and the failure of such condition to be satisfied is not caused by a breach of this Agreement by any Seller;

          (b) at the election of Buyer upon written notice to Sellers if any one or more of the conditions to the obligation of Buyer to close has not been fulfilled on or before May 1, 2001, and the failure of such condition to be satisfied is not caused by a breach of this Agreement by Buyer;

          (c) at the election of FMI upon written notice to Buyer from FMI, if Buyer has breached any representation, warranty, covenant or agreement contained in this Agreement and has not, within fifteen (15) Business Days of receipt by Buyer of written notice from FMI, cured such breach;

          (d) at the election of Buyer upon written notice to Sellers if any Seller has breached any representation, warranty, covenant or agreement contained in this Agreement and has not, within fifteen (15) Business Days of receipt by such Seller of written notice from Buyer, cured such breach;

          (e)  by mutual written agreement of Sellers and Buyer.

     8.2 Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are not consummated as provided above, each and every representation and warranty contained in this Agreement or any Schedule hereto, or any certificate, document or other instrument delivered by the parties in connection herewith, shall expire and neither party shall be under any liability whatsoever with respect to any such representation or warranty; provided, however, that notwithstanding the foregoing, (i) Buyer shall continue to abide by the provisions of Section 4.4(b) and (ii) each party shall be and remain liable to the other for any material breach by such party of its representations, warranties or covenants contained herein.

                           SECTION 9 - MISCELLANEOUS

     9.1 Publicity. No public release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by Sellers and Buyer, except as otherwise required by law.

     9.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally (including couriers such as FedEx), sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, sent by facsimile transmission (with electronic confirmation) or, if mailed, three days after the date of deposit in the United States mails, as follows:

               if to Buyer, to:

                     Pendleton Flour Mills, L.L.C.
                     811 SW Naito Parkway, Suite 620
                     Portland, OR 97214
                     Attention: R. Randolph Labbe
                     Telephone: (503) 221-1301
                     Facsimile: (503) 294-2058

               with a copy to:

                     Andrew P. Kerr, Esq.
                     Brownstein, Rask, Arenz, Sweeney, Kerr & Grim, LLP 1200 SW Main Building
                     Portland, OR 97205-2040
                     Telephone: (503) 221-1722
                     Facsimile: (503) 221-1074
               if to Sellers or Fisher, to:

                     Fisher Mills Inc., Fisher Mills Blackfoot L.L.C., Fisher Properties Inc.
                     c/o Fisher Communications, Inc.
                     600 University Street, Suite 1525
                     Seattle, WA 98101-3185
                     Attention: Warren J. Spector,
                                Executive Vice President & Chief Operating
                                Officer
                     Telephone: (206) 404-7000
                     Facsimile: (206) 404-6766

               with a copy to:

                     Jack G. Strother, Esq.
                     Graham & Dunn, P.C.
                     U.S. Bank Centre Building
                     1420 Fifth Avenue, 33rd Floor
                     Seattle, WA 98101-23901
                     Telephone: (206) 624-8300
                     Facsimile: (206) 340-9599

Any party may by notice given in accordance with this Section to the other parties designate another address, fax number or person for receipt of notices hereunder.

     9.3 Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and contains the sole and entire agreement between the parties with respect to the subject matter hereof.

     9.4 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

     9.5  Governing Law; Attorneys' Fees; Jurisdiction/Venue.

          (a) This Agreement shall be governed and construed in accordance with the laws of the State of Washington, excluding its conflict of law principles.

          (b) In any dispute between Seller and Buyer, the substantially prevailing party in any action or proceeding shall be entitled to recover from the other party its costs and expenses (excluding attorneys' fees).

          (c) Any litigation instituted to enforce the terms of this Agreement shall be venued in the appropriate state or federal courts located in King County, Washington, as to which jurisdiction Seller and Buyer hereby consent.

     9.6 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement is not assignable or delegable except by operation of law or with the consent of the parties.

     9.7 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

     9.8 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Delivery of signatures by facsimile shall bind the parties to the terms of the Agreement provided that the original executed signatures are delivered within seven (7) days thereafter.

     9.9 Exhibits and Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

     9.10 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

     9.11 Definitions.  As used in this Agreement:

     "Affiliate" shall mean, with respect to any person or entity, any other
      ---------
person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, or with respect to which 5% or more of the voting equity is owned by such first person or entity; or with respect to which such first person or entity serves as an officer or director.

     "Business" means the business of the Milling Division
      --------

     "Business Day" means any day other than (a) a Saturday or Sunday, or (b) a
      ------------
day on which commercial banks in the State of Washington are authorized or required by law to close.

     "Chelan Avenue Vacation Agreement" means an agreement with the City of
      --------------------------------
Seattle with respect to the vacation of a portion of Chelan Avenue Southwest, together with small portions of 16th Avenue Southwest and Klickitat Avenue Southwest, all of which are adjacent to the Seattle Mill. There is no written agreement between FPI and the City of Seattle that sets forth all of the terms of the transaction regarding the street vacation and FPI's conveyance of Lots 9 and 10 to the City of Seattle. Attached to this Agreement as Exhibit 9.11 are
                                                              ------------
copies of Resolution 29974 of the City Council of the City of Seattle that describes the property to be vacated by the City of Seattle.

     "Chelan Street Vacation" means the property that is to be vacated along
      ----------------------
Chelan Street in the Seattle Mill that is subject to the Chelan Street Vacation Agreement.

     "Control" means the ability to direct, or cause the direction of, the
      -------
management and policies of entity, whether by vote, Contract or otherwise, and shall be conclusively presumed in the case of ownership of 50% or more of the equity interest in an entity.

     "Contracts" means all oral and written contracts, agreements, instruments,
      ---------
commitments, understandings, binding arrangements, leases of real and personal property, licenses, purchase orders, sales orders, distribution agreements, partnership arrangements or agreements, joint venture arrangements or agreements, mortgages, indentures, covenants, permits, concessions, franchises and all other legally binding arrangements.

     "GAAP" means generally accepted accounting principles as in effect in the
      ----
United States consistently applied.

     "Governmental Authority" means (i) any nation or government, any state or
      ----------------------
other political subdivision thereof, (ii) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government and (iii) any tribunal or arbitrator of competent jurisdiction.

     "Knowledge" or "awareness" means the actual knowledge of such party;
      ---------      ---------
provided that with respect to the "knowledge" of Seller, such term shall refer to the actual knowledge of the following officers of Seller, assuming that each has performed the responsibilities of his job in a reasonably prudent manner:

               Bryce Seidl, President and Chief Executive Officer
               Kendall McFall, Senior VP Milling
               John McDowell, VP Finance
               Kevin Bardsley,  VP Sales
               Ron Osborne, VP Logistics & Grain

     "Laws" means all applicable provisions of all (i) constitutions, treaties,
      ----
statutes, laws, rules, regulations and ordinances of any Governmental Authority,
(ii) authorizations, consents, approvals, permits or licenses issued by, or registrations or filings with, any Governmental Authority and (iii) order, decisions, judgments, awards and decrees of any Governmental Authority.

     "Liens" means any liens, mortgages, pledges, hypothecations, rights of
      -----
others, security interests, restrictions, assignments, leases, subleases, easements, occupancy agreements, covenants, encroachments, burdens, title defects, title retention agreements, rights of first refusal, adverse claims or interests, encumbrances or other claims, restrictions or limitations of any kind or nature whatsoever, including but not limited to such as may arise under Contract.

     "Loss" means any and all claims, demands, liabilities, obligations,
      ----
actions, suits, orders, statutory or regulatory compliance requirements, or proceedings asserted by any Person

(including Government Agencies), and all losses, damages, costs, expenses, assessments, judgments, recoveries and deficiencies, including interest, penalties, diminution in value, investigatory expenses, consultants' fees, and costs and expenses reasonable attorneys' fees and expenses of investigation and defense (including costs incurred in enforcing the applicable indemnity), of every kind and description, contingent or otherwise, incurred by or awarded against an Indemnified Party.

     "Lots 9 and 10" means the real property identified as Lot 9 and Lot 10 on
      -------------
the survey of the Seattle Mill prepared by Bush, Roed & Hitchings, Inc. dated May 5, 2000 under Job No. 200100.00, which lots are to be transferred to the City of Seattle in connection with the Chelan Street Vacation Agreement.

     "Material Adverse Effect"  means an event, change or effect that
      -----------------------
substantially and adversely affects the value, condition (financial or otherwise) results of operations, business, prospects, rights, assets or liabilities of the Milling Division as currently conducted.

     "Permitted Lien" means (i) Liens reserved against in the Base Financial
      --------------
Statements, to the extent so reserved, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of Seller in accordance with GAAP, or (iii) Liens that, individually or in the aggregate, do not and would not materially detract from the value of any of the Purchased Assets or materially interfere with the use thereof as currently used or contemplated to be used or otherwise; provided, however, that "Permitted Liens" shall not include any of the Liens referenced in subsections (i) through
(iii) above that are overdue or delinquent.

     "Person" means any individual, partnership, firm, corporation, limited
      ------
liability company, association, trust, unincorporated organization or other entity.

     "Phase I Reports" means the Phase 1 Environmental Site Assessments
      ---------------
performed by Shannon & Wilson, Inc., dated October 2000.

     "Portland Milling Equipment" means the Kice short flow mill and milling
      --------------------------
equipment related to its operation including wheat handling, wheat storage bins, tempering and cleaning house equipment, and conveyancing equipment between the Kice mill and the exterior storage facilities, but excluding (i) the transloader and related equipment including bulk floor handling, scale and storage equipment located at the Portland Distribution Center; and (ii) assets ordinarily and customarily used in connection with the Distribution Division.

     Terms not otherwise defined in this Section 9.11 are defined in the section of the Agreement specified in the following index:

----------------------------------------------------------------------
          TERMS                                           SECTION
----------------------------------------------------------------------
Acquisition Transaction                         Section 4.10
----------------------------------------------------------------------
Agreement                                       Introduction
----------------------------------------------------------------------
Annual Financial Statements                     Section 2.3(a)
----------------------------------------------------------------------

----------------------------------------------------------------------
Assumed Contracts                               Section 1.3(b)
----------------------------------------------------------------------
Assumed Liabilities                             Section 1.3
----------------------------------------------------------------------
Audited Financial Statements                    Section 2.3(a)
----------------------------------------------------------------------
Base Balance Sheet                              Section 2.3(a)
----------------------------------------------------------------------
Base Balance Sheet Date                         Section 2.3(a)
----------------------------------------------------------------------
Base Financial Statements                       Section 2.3
----------------------------------------------------------------------
Base Purchase Price                             Section 1.5(a)(i)
----------------------------------------------------------------------
Blackfoot Mill                                  Recital B
----------------------------------------------------------------------
Buyer                                           Introduction
----------------------------------------------------------------------
Claims                                          Section 4.18(a)(i)
----------------------------------------------------------------------
Closing                                         Section 1.8
----------------------------------------------------------------------
Closing Date                                    Section 1.8
----------------------------------------------------------------------
Closing Settlement Statement                    Section 1.5(b)(ii)
----------------------------------------------------------------------
Code                                            Section 2.7(j)
----------------------------------------------------------------------
Consent Decree                                  Section 4.18(a)(ii)
----------------------------------------------------------------------
Contingent Workers                              Section 2.19
----------------------------------------------------------------------
Distribution Division                           Recital C
----------------------------------------------------------------------
DNR                                             Section 5.11
----------------------------------------------------------------------
Employee Program                                Section 2.17(d)(i)
----------------------------------------------------------------------
ERISA Affiliate                                 Section 2.17(d)(iii)
----------------------------------------------------------------------
Excluded Assets                                 Section 1.2
----------------------------------------------------------------------
Excluded Liabilities                            Section 1.4
----------------------------------------------------------------------
Fisher                                          Recital A
----------------------------------------------------------------------
Fisher Guaranty                                 Section 1.9
----------------------------------------------------------------------
Fisher Marks                                    Section 1.1(e)
----------------------------------------------------------------------
FMI                                             Introduction
----------------------------------------------------------------------
FPI                                             Introduction
----------------------------------------------------------------------
Guaranty                                        Section 1.9
----------------------------------------------------------------------

----------------------------------------------------------------------
Hazardous Materials                             Section 4.18(a)(iii)
----------------------------------------------------------------------
HSR Act                                         Section 4.15
----------------------------------------------------------------------
indemnified party                               Section 7.3
----------------------------------------------------------------------
indemnifying party                              Section 7.3
----------------------------------------------------------------------
Intellectual Property                           Section 1.1(e)
----------------------------------------------------------------------
Interest                                        Section 4.6
----------------------------------------------------------------------
IS Service Contract                             Section 4.14
----------------------------------------------------------------------
LLC                                             Introduction
----------------------------------------------------------------------
Marked Materials                                Section 4.9(a)
----------------------------------------------------------------------
Mill(s)                                         Recital B
----------------------------------------------------------------------
Milling Division                                Recital C
----------------------------------------------------------------------
Modesto Mill                                    Recital A
----------------------------------------------------------------------
Multiemployer Plan                              Section 2.17(i)(iv)
----------------------------------------------------------------------
Neutral Accountant                              Section 1.5(b)(ii)
----------------------------------------------------------------------
Permits                                         Section 1.1(c)
----------------------------------------------------------------------
Personal Property                               Section 1.1(b)
----------------------------------------------------------------------
Portland Distribution Center                    Recital A
----------------------------------------------------------------------
Portland Lease                                  Section 4.14
----------------------------------------------------------------------
Portland Mill                                   Recital A
----------------------------------------------------------------------
PLP                                             Section 2.23
----------------------------------------------------------------------
PRP                                             Section 2.23
----------------------------------------------------------------------
PRP Agreement                                   Section 4.18(a)(iv)
----------------------------------------------------------------------
Preliminary Settlement Statement                Section 1.5(b)(i)
----------------------------------------------------------------------
Purchased Assets                                Section 1.1
----------------------------------------------------------------------
Purchase Price                                  Section 1.5(a)(ii)
----------------------------------------------------------------------
Railroad Easement                               Recital D
----------------------------------------------------------------------
Rancho Distribution Center                      Recital D
----------------------------------------------------------------------
Real Property                                   Section 1.1(a)
----------------------------------------------------------------------

----------------------------------------------------------------------
Representatives                                 Section 4.4(b)
----------------------------------------------------------------------
Required Consents                               Section 2.9
----------------------------------------------------------------------
Seattle Mill                                    Recital A
----------------------------------------------------------------------
Seattle Parking Lot                             Recital D
----------------------------------------------------------------------
Seattle Warehouse Lease                         Section 4.13
----------------------------------------------------------------------
Seller(s)                                       Introduction
----------------------------------------------------------------------
Site                                            Section 4.18(a)(v)
----------------------------------------------------------------------
Subsequent Monthly Financial Statements         Section 4.20
----------------------------------------------------------------------
Tax/Taxes                                       Section 2.7(j)
----------------------------------------------------------------------
Tax Returns                                     Section 2.7(j)
----------------------------------------------------------------------
Violations                                      Section 4.18(c)
----------------------------------------------------------------------
Working Capital                                 Section 1.5(b)(i)
----------------------------------------------------------------------

----------------------------------------------------------------------

               IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first above written.

                                    BUYER:

                                    PENDLETON FLOUR MILLS, L.L.C.

                                    By Kerr Pacific Corp., Its Manager


                                    By:  /s/ E. Randolph Labbe
                                         ---------------------
                                    Name: E. Randolph Labbe

                                    SELLERS:

                                    FISHER MILLS INC.


                                    By:  /s/ R. Bryce Seidl
                                         ------------------
                                    Name: R. Bryce Seidl
                                    Title: President & Chief Executive Officer


                                    FISHER MILLS - BLACKFOOT L.L.C.

                                    By Fisher Mills Inc., Its Manager


                                    By:  /s/ R. Bryce Seidl
                                         ------------------
                                    Name: R. Bryce Seidl

                                    FISHER PROPERTIES INC.


                                    By:  /s/ Mark Weed
                                         -------------
                                    Name: Mark Weed
                                    Title: President & Chief Executive Officer